Use these links to rapidly review the document
TABLE OF CONTENTS PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NETSUITE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NetSuite Inc.
2955 Campus Drive
Suite 100
San Mateo, CA 94403-2511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 21, 2016

Dear Stockholders:

        You are cordially invited to attend our 2016 Annual Meeting of Stockholders to be held on Tuesday, June 21, 2016 at 9:00 a.m., local time, at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. We are holding the meeting for the following purposes:

  1.
  To elect four Class III directors, William Beane III, Deborah Farrington, James McGeever, and Edward Zander, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

  2.
  To approve the 2016 Equity Incentive Plan;

  3.
  To hold a non-binding, advisory vote on named executive compensation;

  4.
  To hold a non-binding, advisory vote on the frequency of the advisory vote on executive compensation;

  5.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

  6.
  To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

        If you owned our common stock at the close of business on April 25, 2016, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Mateo, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders and posted on our website on or about April 29, 2016.

        Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

        Thank you for your ongoing support of NetSuite. We look forward to seeing you at our Annual Meeting.

Sincerely,
/s/ DOUGLAS P. SOLOMON Douglas P. Solomon SVP, General Counsel and Secretary

April 29, 2016
San Mateo, California

        ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NETSUITE INC

Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 21, 2016

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

i

NetSuite Inc.
2955 Campus Drive
Suite 100
San Mateo, CA 94403-2511

GENERAL INFORMATION

        Our board of directors is soliciting proxies for our 2016 Annual Meeting of Stockholders to be held on Tuesday, June 21, 2016 at 9:00 a.m. local time at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

        The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2015 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.netsuite.com under the headings "Investors/SEC Filings" on or about April 29, 2016. These materials are also available at https://materials.proxyvote.com/64118Q in a manner that does not infringe on the anonymity of the person accessing such website. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words "NetSuite," "we," "Company," "us," and "our" refer to NetSuite Inc.

QUESTIONS AND ANSWERS

What is included in these materials and posted on our website?

        These materials include:

  •
  Our proxy statement for the Annual Meeting including the proxy card for the Annual Meeting; and

  •
  Our 2015 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2015.

What items will be voted on at the Annual Meeting?

        The following items will be voted on at the Annual Meeting:

  1.
  The election of four Class III directors;

  2.
  The approval of the 2016 Equity Incentive Plan;

  3.
  A non-binding, advisory vote on named executive compensation;

  4.
  A non-binding, advisory vote on the frequency of the advisory vote on executive compensation;

  5.
  Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

  6.
  Transaction of such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

What are our Board of Directors' voting recommendations?

        Our board recommends that you vote your shares "FOR" each of the nominees to the board, "FOR" the approval of the 2016 Equity Incentive Plan, "FOR" the approval of the compensation of our named executive officers on a non-binding, advisory basis, "EVERY 1 YEAR" for the frequency of the advisory vote on executive compensation and "FOR" the ratification of the appointment of KPMG LLP.

Who may vote at the Annual Meeting?

        If you owned NetSuite's common stock at the close of business on April 25, 2016 (the "Record Date"), then you may attend and vote at the meeting. At the close of business on the Record Date, we had 80,436,442 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, or Wells Fargo, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by NetSuite.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

        A majority of NetSuite's outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

  •
  Are present and vote in person at the meeting; or

  •
  Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of NetSuite's shares, how do I vote?

        If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

        You may also vote in person at the Annual Meeting. We will give you a ballot when you arrive. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

If I am a beneficial owner of shares held in street name, how do I vote?

        If you are a beneficial owner of shares held in street name, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

        You may also vote in person at the Annual Meeting. To vote in person, you must obtain a valid proxy from the organization that holds your shares. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you:

  •
  Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors or

  •
  If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization (e.g., your broker) that holds your shares with voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy materials.

        If you are a beneficial owner of shares held in street name, it is important for you to cast a vote if you want it to count in the election of directors (Proposal 1), the approval of the 2016 Equity Incentive Plan (Proposal 2), the non-binding, advisory vote on named executive compensation (Proposal 3), and the non-binding, advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4). In the past, if a beneficial owner held shares in street name and did not indicate how the holder wanted the shares voted in the election of directors, the beneficial owner's bank or broker was allowed to vote those shares on the holder's behalf in the election of directors as they felt appropriate. Changes in applicable regulations were made to take away the ability of a beneficial owner's bank or broker to vote uninstructed shares on non-routine matters on a discretionary basis. Thus, if a beneficial owner holds shares in street name and does not instruct the bank or broker how to vote in the election of directors, the approval of the 2016 Equity Incentive Plan, the non-binding, advisory vote on executive compensation, or the non-binding, advisory vote on the frequency of the advisory vote on executive compensation, no votes will be cast on that holder's behalf. The beneficial owner's bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company's independent registered public accounting firm (Proposal 5). If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Which ballot measures are considered "routine" or "non-routine"?

        Proposal 1 (election of directors), Proposal 2 (approval of the 2016 Equity Incentive Plan), Proposal 3 (non-binding, advisory vote on named executive compensation), and Proposal 4 (non-binding, advisory vote on the frequency of the advisory vote on executive compensation) involve matters that are considered non-routine. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 through 4. Proposal 5 (ratification of appointment of independent registered public accounting firm) involves a matter that we believe is considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 5.

How are abstentions treated?

        Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote "AGAINST" or "WITHHELD" except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

        The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a majority of the votes cast, meaning that a director nominee will be elected only if the number of votes "FOR" the nominee exceeds the number of votes "AGAINST" the nominee. Only votes "FOR" or "AGAINST" will affect the outcome. Abstentions or broker non-votes will not affect the outcome of the vote.
Proposal 2—Approval of the 2016 Equity Incentive Plan

To be approved by our stockholders, a majority of the shares represented and entitled to vote on this proposal must vote "FOR" this proposal. Abstentions are considered votes cast and, thus, will have the same effect as a vote "AGAINST" the proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal 3—Non-binding Advisory Vote on Named Executive Compensation

To be approved by our stockholders on a non-binding, advisory basis, a majority of the shares represented and entitled to vote on this proposal must vote "FOR" this proposal. Abstentions are considered votes cast and, thus, will have the same effect as a vote "AGAINST" the proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on us, the board of directors and the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 4—Non-binding Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

The frequency of a non-binding advisory vote on executive compensation will be determined by which frequency receives the highest number of votes cast. Abstentions will not have an effect. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote. Even though your vote is advisory and therefore will not be binding on us, the board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Proposal 5—Ratification of appointment of independent registered public accounting firm

To be approved by our stockholders, a majority of the shares represented and entitled to vote on this proposal must vote "FOR" this proposal. Abstentions are considered votes cast and, thus, will have the same effect as a vote "AGAINST" the proposal.

Can I change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NetSuite or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; or

  •
  To facilitate a successful proxy solicitation.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Who will serve as Inspector of Elections?

        The Inspector of Elections is expected to be a representative from Wells Fargo.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission ("SEC") within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

        NetSuite is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

  •
  Forwarding printed proxy materials by mail to stockholders of record and beneficial owners; and

  •
  Obtaining beneficial owners' voting instructions.

        We have retained a proxy solicitor. We expect that the fees for such solicitor will be less than $25,000. Our board members, officers and employees also may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How will NetSuite's significant stockholder vote its shares on these matters?

        On the Record Date, NetSuite Restricted Holdings LLC (the "LLC") held 31,964,891 shares of our common stock. As of the Record Date, those shares represented approximately 39.7% of our outstanding stock. The LLC is a limited liability company beneficially owned by Lawrence J. Ellison, and was formed for the limited purpose of holding NetSuite shares, voting the shares as required by the LLC's operating agreement (as described below), and funding charitable gifts if and when directed by Mr. Ellison. The LLC is managed solely by a third party who is unrelated to NetSuite or Mr. Ellison.

        The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares of our stock held by the LLC, and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison's family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

How can stockholders submit a proposal for inclusion in our proxy statement for the 2017 Annual Meeting?

        To be included in our proxy statement for the 2017 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 30, 2016, or no later than 120 calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year's Annual Meeting.

How can stockholders submit proposals to be raised at the 2017 Annual Meeting that will not be included in our proxy statement for the 2017 Annual Meeting?

        To be raised at the 2017 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors for our board that the stockholder wishes to raise at our Annual Meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. Since our 2016 Annual Meeting is being held on June 21, 2016, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than February 21, 2017 and no later than March 23, 2017, in order to be raised at our 2016 Annual Meeting.

What if the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary of this year's Annual Meeting?

        Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary of this year's Annual Meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

        Under our Bylaws, if the date of the 2017 Annual Meeting changes by more than 30 days from the anniversary of this year's Annual Meeting, stockholder proposals to be brought before the 2017 Annual Meeting must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Does a stockholder proposal require specific information?

        With respect to a stockholder's nomination of a candidate for our board, the stockholder notice to the Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our corporate website at www.netsuite.com under the headings "Company/Investors/Corporate Governance."

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

        If we receive notice of a matter to come before the 2017 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders' discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our board of directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based in part on the recommendation of the nominating and governance committee of the board of directors, the board of directors' nominees for election by the stockholders are the current Class III members of the board of directors, William Beane III, Deborah Farrington, James McGeever, and Edward Zander. Mr. McGeever joined our board of directors in August 2015, and was added to Class III so that he would be eligible for election by the vote of our stockholders at the upcoming Annual Meeting. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2019 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

        The names and certain information about the nominees for election as directors and the continuing directors in each of the other two classes of our board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

        It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class III directors to the board of directors. If any of the nominees, for any reason, should be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our board of directors may designate in place of such nominee.

        Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this Annual Meeting is uncontested and, therefore, the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast "for" such nominee's election must exceed the votes cast "against" such nominee's election. We have adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes "against" his or her election than votes "for" such election will tender his or her resignation for consideration by our board of directors. Our nominating and governance committee will then recommend to the board of directors the action to be taken with respect to such offer of resignation.

Nominees for Class III Directors

        The name and age as of March 31, 2016 of each nominee for director, his or her position with us, the year in which he or she first became a director and certain biographical information as of March 31, 2016 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
William Beane III	54	Director	2007
Deborah Farrington	65	Director	2000
James McGeever	49	Director, President and Chief Operating Officer	2015
Edward Zander	69	Director	2009

        William Beane III has been a member of our board of directors since January 2007. Mr. Beane has served as Vice President and General Manager of the Oakland Athletics, a Major League Baseball® team since October 1997, and has been a minority owner of the team since April 2005. He attended the University of California, San Diego.

        As the general manager of a Major League Baseball team, Mr. Beane brings valuable leadership and business management experience to the board, particularly in talent management and performance and metrics-based management. With the Oakland Athletics, Mr. Beane has used his strategic vision to apply a statistical, quantitative-based approach to help build competitive teams in a more fiscally disciplined manner.

Under his leadership, the Oakland Athletics have been widely and consistently regarded as one of the most successful fiscally disciplined teams in Major League Baseball.

        Deborah Farrington has been a member of our board of directors since May 2000. Since May 1998, Ms. Farrington has served as a General Partner of StarVest Partners, L.P., a venture capital firm, and, since April 2006, has served as President of StarVest Management, Inc., a management company. Ms. Farrington also is a member of the board of directors and serves as the chair of the compensation committee of Collectors Universe, Inc., a company that grades and authenticates collectible assets. She holds an A.B. from Smith College and an M.B.A. from Harvard Business School.

        Ms. Farrington has spent over thirty years in the financial services industry, including over twenty years of private equity investing and, prior to that, eleven years of investment banking. Ms. Farrington brings valuable financial, business and management experience to the board. In particular, Ms. Farrington has over fifteen years of experience investing in and working with business services companies, especially Software-as-a-Service ("SaaS") companies. Ms. Farrington has over a decade of board experience at NetSuite and has extensive experience with other business services companies. This experience uniquely qualifies Ms. Farrington to provide the board with an important perspective on the operations of, and issues facing, our company and SaaS companies generally. Ms. Farrington also holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.

        James McGeever has served as our Chief Operating Officer since July 1, 2010, and has been President and a member of our board of directors since August 2015. Mr. McGeever served as our Chief Financial Officer from June 2000 until July 2010 and as our Director of Finance from January 2000 to June 2000. Prior to joining us, Mr. McGeever was the controller of Clontech Laboratories, Inc., a privately held biotechnology company from 1998 to 2000 and the corporate controller at Photon Dynamics, Inc., a capital equipment maker from 1994 to 1998. Mr. McGeever holds a B.Sc. from the London School of Economics. Mr. McGeever has qualified as a chartered accountant in the United Kingdom.

        Mr. McGeever has over twenty years of experience working in the technology sector and over fifteen years of experience at NetSuite helping to build and grow our business from its early stages. Mr. McGeever brings his leadership and extensive business, operating, and financial expertise to the board of directors. As our President, Mr. McGeever oversees all customer, vertical, product and human resource activities, and his involvement on the board of directors creates a critical link between the management and the board of directors, enabling the board of directors to perform its oversight function with the benefit of his perspectives on the business and our customer-base.

        Edward Zander has been a member of our board of directors since June 2009. From January 2004 to January 2008, Mr. Zander served as Chairman and Chief Executive Officer of Motorola, Inc. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and Chief Operating Officer of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander is a member of the board of directors of Seagate Technology. Mr. Zander also serves on the board of trustees of Rensselaer Polytechnic Institute. He holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

        Mr. Zander has over two decades of senior management experience in the technology sector. Mr. Zander's experience as the Chief Executive Officer, and as President and Chief Operating Officer, of two of the leading technology corporations in the U.S., brings valuable leadership, strategic, management, and operational experience in technology businesses to our board. In addition, Mr. Zander's deep experience in a variety of technology businesses, including his work as a managing director of Silver Lake Partners and ongoing board service at two other technology companies, provides Mr. Zander with the background and insight to contribute significantly to the strategic and operational issues that NetSuite may encounter.

Directors Not Standing for Election

        The names and certain biographical information as of March 31, 2016 about the continuing members of our board of directors who are not standing for election at this year's Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire
Zachary Nelson	54	Chief Executive Officer and Director	2002	Class I 2017
Kevin Thompson	50	Director	2006	Class I 2017
Evan Goldberg	49	Chief Technology Officer and Chairman of the Board	1998	Class II 2018
Steven J. Gomo	64	Director	2012	Class II 2018
Catherine R. Kinney	64	Director	2009	Class II 2018

        Zachary Nelson has been a member of our board of directors since July 2002 and has served as our Chief Executive Officer since August 2015. Prior to that, Mr. Nelson served as our President and Chief Executive Officer from January 2003 to August 2015. Prior to that, Mr. Nelson served as our President and Chief Operating Officer from July 2002 to January 2003. From March 1996 to October 2001, Mr. Nelson was employed by Network Associates, Inc. (now Intel Corporation), an enterprise security software company. While at Network Associates, Mr. Nelson held various positions, including Chief Strategy Officer of Network Associates and President and Chief Executive Officer of MyCIO.com, a subsidiary that provided on-demand software security services. From 1992 to 1996, he held various positions, including Vice President of Worldwide Marketing, at Oracle Corporation, an enterprise software company. He holds B.S. and M.A. degrees from Stanford University.

        Mr. Nelson has over twenty years of experience working in the technology sector and brings his leadership and extensive business, operating, marketing and industry experience to the board. As our Chief Executive Officer, he also brings his strategic vision for the Company to the board of directors and creates a critical link between the management and the board of directors, enabling the board to perform its oversight function with the benefits of management's perspectives on the business.

        Kevin Thompson has been a member of our board of directors since September 2006. Since July 2006, Mr. Thompson has been employed by SolarWinds, Inc., a network management software company, and currently serves as its President and Chief Executive Officer and serves on its board of directors. In addition to his current role as President and Chief Executive Officer, Mr. Thompson previously held various positions at SolarWinds, including, Chief Operating Officer, Chief Financial Officer and Treasurer. From September 2004 until November 2005, Mr. Thompson was Senior Vice President and Chief Financial Officer at SAS Institute Inc., a business intelligence software company. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat Inc., an enterprise software company. He holds a B.B.A. from the University of Oklahoma.

        Mr. Thompson has over a decade of experience in the software industry. As the President and Chief Executive Officer of a large and fast-growth software company that was public from 2009 until 2016, Mr. Thompson brings deep leadership and operational experience to our board. In addition, Mr. Thompson's strong financial background, including his work as the chief financial officer at two different publicly-traded software companies and one of the world's largest privately-held software company (pre-packaged software), provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

        Evan Goldberg co-founded our company and has been a member of our board of directors since October 1998 and Chairman of our board since January 2003. From October 1998 through January 2003, Mr. Goldberg held various positions with us, including President and Chief Executive Officer and Chief Technology Officer. Prior to joining us, Mr. Goldberg founded mBed Software, Inc., a software company focused on multimedia tools for website developers, where he served as Chief Executive Officer from November 1995 to September 1998. From August 1987 to November 1995, Mr. Goldberg held various positions in the product development group at Oracle Corporation, including Vice President of Development in the New Media Division. He holds a B.A. from Harvard College.

        As the co-founder of NetSuite, and having nearly eighteen years of experience as a key executive officer and member of our board of directors, Mr. Goldberg has in-depth knowledge of the Company, its products, operations and strategy. Based upon this experience and knowledge, Mr. Goldberg can provide the board with unique insights into the Company's challenges, opportunities and operations. Mr. Goldberg's eight years of experience in the product development group at Oracle and his experience as founder and CEO of mBed Software, Inc., bring deep software development and product expertise to our board.

        Steven J. Gomo has been a member of our board of directors since March 2012. From August 2002 until December 2011, Mr. Gomo was employed by NetApp, Inc. and has served as its Executive Vice President of Finance and Chief Financial Officer since 2004. Prior to joining NetApp, Inc., he served as Chief Financial Officer for Gemplus International S.A., headquartered in Luxembourg, from November 2000 to April 2002 and as Chief Financial Officer of Silicon Graphics, Inc., from February 1998 to August 2000. Prior to February 1998, he worked at Hewlett-Packard Company for twenty-four years in various positions, including financial management, corporate finance, general management, and manufacturing. Mr. Gomo currently serves on the board of directors of SanDisk Corporation, and Enphase Energy. Mr. Gomo holds an M.B.A. degree from Santa Clara University and a B.S. degree in business administration from Oregon State University.

        Mr. Gomo has over fourteen years of experience as a chief financial officer at publicly traded companies and over thirty-four years working in the high technology industry bringing strong financial and operational experience to the board. Mr. Gomo has extensive operational experience scaling rapidly growing companies. In addition, Mr. Gomo's strong financial background provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

        Catherine R. Kinney has been a member of our board of directors since March 2009. From 2008 through March 2009, Ms. Kinney served as Group Executive Vice President and Head of Global Listings at NYSE Euronext, where she was responsible for overseeing the company's global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney served as President and Co-Chief Operating Officer of the New York Stock Exchange. Ms. Kinney served in the Paris, France office of the NYSE Euronext from July 2007 until 2009. Ms. Kinney serves on the board of directors and is a member of the finance and risk committee and audit committee of MetLife, Inc. Ms. Kinney also serves on the board of directors and is chair of the nominating and governance committee of MSCI, Inc., and she serves on the board of directors, the compensation committee and chairs the nominating and governance committee of QTS Realty Trust, Inc. She holds a B.A. from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

        Ms. Kinney's experience as a senior executive and Chief Operating Officer of a multinational regulated entity and her key role transforming the New York Stock Exchange to a global publicly-traded company demonstrates a knowledge of, and experience with, issues of corporate development and transformation. In addition, Ms. Kinney's experience in developing and establishing the NYSE corporate governance standards for listed companies provides the board with unique corporate governance expertise to assist the board in establishing and maintaining an effective corporate governance program.

Vote Required and Board of Directors' Recommendation

        Each director must be elected by a majority of the votes cast, meaning that a director nominee will be elected only if the number of votes "FOR" the nominee exceeds the number of votes "AGAINST" the nominee.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF THE BOARD'S FOUR NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board Committees

        Our board of directors has an audit committee, a compensation committee, a nominating and governance committee, and a corporate development committee, each of which has the composition and responsibilities described below. The board of directors has also adopted a written charter for each of the four standing committees: the audit committee, the compensation committee, the nominating and governance committee, and the corporate development committee. A charter for each committee that is required by the New York Stock Exchange is available on our corporate website at www.netsuite.com under the headings "Company/Investors/Corporate Governance," or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

        Our audit committee is comprised of Deborah Farrington, Steven J. Gomo, Catherine R. Kinney and Kevin Thompson, each of whom is a non-employee member of our board of directors. Mr. Gomo is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy, and that each member qualifies as an audit committee financial expert under the applicable rules of the New York Stock Exchange and SEC rules and regulations. To the extent deemed necessary or appropriate, the audit committee, among other things:

  •
  selects and hires our independent auditors, and approves the audit and non-audit services to be performed by our independent auditors;

  •
  evaluates the qualifications, performance and independence of our independent auditors;

  •
  monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviews the adequacy and effectiveness of our internal control policies and procedures and oversees our internal audit function;

  •
  discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

  •
  prepares the audit committee report that the SEC requires in our annual proxy statement; and

  •
  reviews and approves in advance any proposed related party transactions.

Compensation Committee

        Our compensation committee is comprised of Deborah Farrington, Kevin Thompson and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Farrington is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the compensation committee, among other things:

  •
  reviews and approves for our executive officers: annual base salaries, annual performance-based cash incentives, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

  •
  reviews the succession planning for our executive officers;

  •
  oversees compensation goals and performance-based cash incentive and stock compensation criteria for our employees;

  •
  reviews and recommends compensation programs for outside directors;

  •
  prepares the compensation discussion and analysis and compensation committee report that the SEC requires be included in our annual proxy statement; and

  •
  administers, reviews and makes recommendations with respect to our equity compensation plans.

Nominating and Governance Committee

        Our nominating and governance committee is comprised of Deborah Farrington, Catherine R. Kinney and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Kinney is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the nominating and governance committee, among other things:

  •
  assists our board of directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to the board of directors;

  •
  reviews developments in corporate governance practices and develops and recommends governance principles applicable to our board of directors;

  •
  oversees the evaluation of our board of directors and management;

  •
  recommends members for each board committee to our board of directors; and

  •
  reviews and monitors our code of ethics and actual and potential conflicts of interest of members of our board of directors and officers.

Corporate Development Committee

        Our corporate development committee was established by the board of directors in 2013, and is comprised of Deborah Farrington, Steven J. Gomo, and Edward Zander, each of whom is a non-employee member of our board of directors. Mr. Zander is the chairperson of our corporate development committee. Our board of directors has determined that each member of our corporate development committee satisfies the applicable requirements for independence. To the extent necessary or appropriate, the corporate development committee, among other things:

  •
  evaluates and investigates various strategic issues and corporate development opportunities identified by our board of directors;

  •
  assesses our long-term business plans and our ongoing investment in areas strategic to our interests; and

  •
  evaluates potential mergers and acquisitions and assists management in developing approaches and processes regarding such initiatives.

Board Meetings and Attendance

        The board held five meetings during the year ended December 31, 2015. Each director attended at least 75% of the aggregate number of the meetings of the board and of the committees on which he or she served during the period in 2015 for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the board, the number of meetings held by each committee in 2015 and the membership of each committee during the year ended December 31, 2015.

Messrs. Nelson, Goldberg, Beane, and McGeever are omitted from the table below as they were not members of any of the standing committees of the board during the year ended December 31, 2015.

Name	Audit	Compensation	Nominating & Governance	Corporate Development
Catherine R. Kinney	Member	—	Chair	—
Deborah Farrington	Member	Chair	Member	Member
Kevin Thompson	Member	Member	—	—
Edward Zander	—	Member	Member	Chair
Steven J. Gomo	Chair	—	—	Member
Number of Meetings held in 2015	8	9	3	5

Director Attendance at Annual Stockholder Meetings

        Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Each of Messrs. Nelson, Goldberg, Beane, Thompson, Zander, and Gomo and Mses. Farrington and Kinney attended the 2015 Annual Meeting of Stockholders. Mr. McGeever was not a member of the board on the date of our 2015 Annual Meeting of Stockholders.

Corporate Governance

Risk Oversight

        Our senior management team is responsible for managing the Company's risk, and utilizes an enterprise risk management council consisting of a cross-functional team of senior functional area managers to assist management with risk assessment and mitigation planning. The enterprise risk management council also utilizes an independent, third party, risk management consulting firm and our internal audit department to assist with, advise on, and enhance the Company's risk management process.

        Our board of directors as a whole provides oversight over the Company's enterprise risk management program. In performing this oversight, the board of directors focuses on what management and the board believe are the most significant risks, based upon a risk and mitigation assessment. The board of directors utilizes its committees, as appropriate, to assist the full board in carrying out this risk management oversight. At the request of the board of directors, the committees regularly review reports from management on top risks and related mitigation on approximately a quarterly basis, and provide reports to the full board. The audit committee of the board of directors, as required under its charter, inquires of, and provides oversight over, management and the Company's independent auditor concerning significant financial risk or exposures and the steps management has taken to minimize those risks. The audit committee also oversees the internal audit function. The compensation committee and audit committee assist the full board in assessing compensation risks. The nominating and governance committee provides oversight over management and governance risk, including through its and the full board's oversight of the succession planning process.

        Our board of directors receives quarterly committee reports from each of the standing committees of the board of directors that are required by the New York Stock Exchange, and periodic reports from the corporate development committee. These reports assist the board in overseeing Company's enterprise risk management. Our board of directors and its committees also consider and discuss with management the processes in place relating to enterprise risk management and potential changes to such processes to be made in the future. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board or any of its committees.

Board Independence

        Our board of directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that William Beane III, Deborah Farrington, Steven J. Gomo, Catherine R. Kinney, Kevin Thompson and Edward Zander, representing all of our non-employee directors and six of our nine total directors, are "independent directors" as defined under the applicable rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

Board Leadership Structure

        The board recognizes that one of its significant responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board also recognizes that there is no single accepted approach for such structure. As a result, the board does not have a policy on whether or not the roles of the chairman of the board and chief executive officer should be separate. The board believes it should be free to determine what is best for the Company at a given point in time. Furthermore, if the chairman of the board is an employee, the board will appoint an independent director as the "lead independent director."

        Evan Goldberg, our founder and chief technology officer, is currently serving as our chairman of the board. Because Mr. Goldberg is an employee of the Company and is therefore not independent, the nominating and governance committee has appointed Deborah Farrington as our "lead independent director." The lead independent director is responsible for coordinating the activities of the independent directors, chairing executive sessions of the independent directors, reviewing and overseeing the board agenda and leading the board in connection with matters that require a leader other than the chairman. Executive sessions of independent directors are generally held in connection with each regularly scheduled in-person board meeting and at other times as necessary. The board of directors' policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The audit committee and the compensation committee of the board of directors also generally meet in executive session at least on a quarterly basis and the nominating and governance committee and corporate development committee generally meet in executive session on at least an annual basis and at other times as necessary.

        In considering its leadership structure, the board has taken a number of factors into account. The board—which consists of a substantial majority of independent directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that the audit, compensation and nominating and governance committees are comprised entirely of independent directors. Further, as discussed above, the board has designated one of its independent members as "lead independent director" with significant responsibilities. Based on these factors, the board believes that this leadership structure provides us with strong and consistent leadership and appropriate oversight.

Corporate Governance Guidelines and Code of Ethics

        Our management and our board of directors regularly review and evaluate our corporate governance practices. The board of directors has adopted corporate governance guidelines that address the composition of and policies applicable to the board of directors. Our board of directors has adopted a code of ethics for our principal executive and senior financial officers. The code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Any substantive amendments to or waivers of the code of ethics relating to the executive officers or directors of the Company will be disclosed promptly on our website. Our corporate governance guidelines and our code of ethics are available on our corporate website at www.netsuite.com under the headings "Company/Investors/Corporate Governance" or in print by contacting Investor Relations at our principal executive offices.

        Under our corporate governance guidelines, a director appointed by our board to fill a vacancy must stand for election at our next annual meeting of stockholders, regardless of whether the other directors in the same class as the newly appointed director are standing for election at such annual meeting. In addition, our corporate governance guidelines provide that no director on our board may serve on the board of directors of more than three publicly traded companies in addition to our board. Finally, our corporate governance guidelines now contain equity ownership guidelines for our executive officers and non-employee directors. See the sections titled "Executive Compensation; Compensation Discussion and Analysis; Other Compensation Policies" and "Director Compensation; Equity Awards" for a description of these equity ownership guidelines.

Whistleblower Procedures

        In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the general counsel or, if such individual is uncomfortable reporting to the general counsel, to the attention of the chairman of the audit committee. Individuals may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system available on our Intranet website.

Director Nomination Procedures

        The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  the name of the stockholder and evidence of the person's ownership of our stock, including the number of shares owned and the length of time of ownership;

  •
  the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company; and

  •
  the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

        The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If the date of our annual meeting changes by more than 30 days from the anniversary of the prior year's annual meeting then the stockholder recommendation and information described above must be received by the corporate secretary not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

        The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's oversight of the business and affairs of NetSuite and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the board, ability to complement the competency and skills of the other board members and independence from management and the Company. The nominating and governance committee also seeks to have the board represent a diversity of backgrounds and experience.

        Among other attributes, the nominating and governance committee may consider a director candidate's diversity of background and personal experience. In this context, diversity may encompass a candidate's particular race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of the candidate's background in relation to the personal characteristics of current directors and other potential director candidates. The nominating and governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate's background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and governance committee may consider in evaluating any particular candidate.

        The nominating and governance committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The nominating and governance committee looks for persons meeting the criteria above. The nominating and governance committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

        Once a person has been identified by the nominating and governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and governance committee determines that the candidate warrants further consideration by the committee, the chairman or another member of the committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and governance committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The nominating and governance committee members and other board members may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, nominating and governance committee members or other board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Company also conducts a background check prior to appointing any new board members. The nominating and governance committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the nominating and governance committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Communications with Directors

        Our board of directors encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Secretary. Stockholders and interested parties may each send communications by mail to: Secretary, NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511. Interested party correspondence addressed to our independent directors will be reviewed by our Secretary or his or her designee, who will forward to our independent directors all correspondence that, in the opinion of our Secretary, deals with the functions of the board or committees thereof or that our Secretary otherwise determines is appropriate to be sent to them.

PROPOSAL 2

APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN

        The stockholders are being asked to approve a new equity incentive plan, the 2016 Equity Incentive Plan (the "2016 Plan"). Based on the compensation committee's recommendation, our board of directors adopted the 2016 Plan on April 28, 2016, subject to approval from our stockholders at our 2016 Annual Meeting. If our stockholders approve the 2016 Plan, the 2016 Plan will replace our 2007 Equity Incentive Plan (the "2007 Plan") and will continue in effect until 2026 (unless earlier terminated by the 2016 Plan's administrator, as defined below), and we will cease granting awards under the 2007 Plan once the 2016 Plan is approved by our stockholders.

Reasons for Voting for Approval of the 2016 Plan

The 2016 Plan Will Allow Us to Continue Attracting and Retaining the Best Talent

        Our 2007 Plan is scheduled to expire in June 2017. Our board of directors believes that our success depends on the ability to attract and retain the best available personnel and that the ability to grant equity awards is crucial to recruiting and retaining the services of such individuals. In addition, our board of directors believes that equity awards align the interests of employee and other service providers and stockholders by giving employees and other service providers an ownership stake in the company, motivate them to achieve outstanding performance, and provide an effective means of rewarding them for their contributions to our success. If stockholders do not approve the 2016 Plan at the 2016 Annual Meeting, we will be unable to continue our equity incentive program after our 2007 Plan expires in June 2017, which could prevent us from successfully attracting and retaining highly skilled employees and other service providers.

A Reasonable Number of Shares Will Be Reserved Under the 2016 Plan

        If our stockholders approve the 2016 Plan, a total of 10,368,946 shares of our common stock ("Shares") will be reserved for issuance under the 2016 Plan (plus any Shares subject to outstanding equity awards granted under our 1999 Stock Plan (the "1999 Plan") or our 2007 Plan that are added to the 2016 Plan, as described in the summary of the 2016 Plan below). We anticipate that these Shares will be enough to meet our expected needs for the next three years. The compensation committee and our board of directors considered the following when determining the number of Shares to reserve for issuance under the 2016 Plan:

  •
  Number of Shares Remaining under the 2007 Plan.  As of April 1, 2016, the number of Shares that remained available for issuance under the 2007 Plan was 6,704,091 plus any Shares subject to outstanding equity awards granted under our 2007 Plan that return to the 2007 Plan under the 2007 Plan's terms. Any shares made subject to new awards granted under the 2007 Plan between April 1, 2016 and the date the Plan is approved by our stockholders will reduce the shares available for issuance under the Plan. As of the same date, the outstanding equity awards under the 2007 Plan covered a total of 6,648,029 Shares, which consists of (i) 2,001,124 shares subject to outstanding options, with a weighted average exercise price of $72.65, and a weighted term of 7.22 years and (ii) 4,646,905 shares subject to outstanding awards of RSUs and PSUs.

  •
  Overhang.  As of April 1, 2016, 6,648,029 Shares were subject to outstanding equity awards under our 1999 Plan and 2007 Plan and 6,704,091 Shares were available for future awards under our 2007 Plan (which includes the 2,962,735 shares of our common stock added to the 2007 Plan from our annual evergreen on January 1, 2016). This represents approximately 16.6% of the outstanding Shares as of April 25, 2016.

  •
  Historical Grant Practices.  The compensation committee and our board of directors considered the number of equity awards that we granted in the last three fiscal years. In 2013, 2014, and 2015, we granted equity awards covering 1,911,003, 2,042,032, and 2,014,632 Shares, respectively, for a total of approximately 5,967,667 Shares over that three-year period.

  •
  Forecasted Grants.  In projecting the rate we will issue Shares under the 2016 Plan, the compensation committee and our board of directors reviewed a forecast that considered the following factors: (i) the Shares that would be available for grant under the 2016 Plan (including the estimated number of Shares to be added to the 2016 Plan from outstanding awards under the 1999 Plan and 2007 Plan and (ii) forecasted future grants, determined based on our stock price and the competitive dollar value to be delivered to the participant. Because we determine the size of equity awards to be granted based on such value, if our stock price on the date the award is granted is significantly different from the stock price assumed in the forecast (which was $87.00), our actual share usage will deviate significantly from our forecasted share usage. For example, if our stock price on the date an award is granted is significantly lower than the stock price assumed in the forecast, we would need a larger number of Shares than anticipated to deliver the same value to participants.

  •
  Proxy Advisory Firm Guidelines.  In light of our significant institutional stockholder base, the compensation committee and our board of directors considered proxy advisory firm guidelines.

        If our stockholders approve the 2016 Plan, we expect that the share reserve under the 2016 Plan will allow us to continue to grant equity-based compensation at levels we deem appropriate for the next three years, and that we will not have to restructure our existing compensation programs for reasons that are not directly related to the achievement of our business objectives. To remain competitive without equity-based compensation arrangements, it likely will be necessary to replace components of compensation previously awarded in equity with cash. We do not believe increasing cash compensation to make up for any shortfall in equity compensation would be practical or advisable, because we believe that a combination of equity awards and cash compensation provide a more effective compensation strategy than cash alone for attracting, retaining and motivating our employees long-term and aligning employees' and stockholders' interests. In addition, any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which could adversely affect our business results and could adversely affect our business strategy, including using cash flow for strategic acquisitions, research and development of innovative new products, and improvements in the quality and performance of existing products.

The 2016 Plan Is Less Dilutive to Stockholders than the 2007 Plan

  •
  No Annual "Evergreen" Provision.  The 2016 Plan reserves a fixed number of Shares, which means that stockholder approval is required to increase the maximum number of Shares reserved under the 2016 Plan. Unlike the 2007 Plan, the 2016 Plan does not contain an annual "evergreen" provision that automatically increases the number of Shares available for issuance each year.

  •
  Full Value Awards Count 2.00 Times Against the Share Reserve.  For purposes of determining the number of Shares that remain available for issuance under or are returned to the 2016 Plan's share reserve, Shares subject to awards under the 2016 Plan other than stock options, stock appreciation rights, and other awards based solely on an increase in value of the Shares following the date of grant will count as 2.00 Shares for every one share subject to the award. In contrast, each share subject to similar awards under the 2007 Plan count as one share for purposes of determining the number of Shares that remain available for issuance under or are returned to the 2007 Plan's share reserve.

  •
  Certain Shares Are No Longer Returned to the Share Reserve.  Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations for awards will not become available for future grant under the 2016 Plan. Under the 2007 Plan, such Shares would become available for future grant.

The 2016 Plan Gives Us the Ability to Fully Deduct Certain Performance-based Awards for Federal Income Tax Purposes

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally denies us a corporate tax deduction for annual compensation exceeding $1 million paid to our chief executive officer and other "covered employees," as determined under Section 162(m) of the Code ("Section 162(m)") and applicable guidance. However, certain types of compensation, such as performance-based compensation, are generally excluded from this deductibility limit.

        The 2016 Plan is designed to enable (but not require) us to grant equity awards that qualify as fully deductible performance-based compensation under Section 162(m) by setting limits on the size of awards that may be granted under the 2016 Plan to employees in a single year, as further described below. If our stockholders approve the 2016 Plan, they will be approving these limits, the eligibility requirements for participation in the 2016 Plan, the performance measures upon which specific performance goals for certain awards would be based, and the other material terms necessary to grant awards under the 2016 Plan that qualify as performance-based compensation under Section 162(m).

        We are not, however, required to structure equity award grants to qualify as performance-based compensation under Section 162(m), and the 2016 Plan gives NetSuite the flexibility to grant equity awards that do not qualify as performance-based compensation under Section 162(m).

The 2016 Plan Includes Compensation and Governance Best Practices

        The 2016 Plan includes provisions that are considered best practice for compensation and corporate governance purposes. These provisions protect our stockholders' interests, as follows:

  •
  No Annual Evergreen.  The 2016 Plan does not contain an annual "evergreen" provision that automatically increases the number of Shares available for issuance each year. As a result, any future increases to the number of shares reserved for issuance under the 2016 Plan will require approval from our stockholders. This is a change from the 2007 Plan, which included an annual "evergreen."

  •
  Administration.  The 2016 Plan will be administered by the compensation committee, which consists entirely of independent non-employee directors.

  •
  Repricing or Exchange Programs are Not Allowed.  The 2016 Plan does not permit outstanding awards to be repriced or exchanged for other awards. The 2007 Plan permitted repricing or exchange programs to be made without prior stockholder approval.

  •
  Annual Limits on Awards to Non-Employee Directors.  The 2016 Plan sets reasonable, annual limits as to the awards that non-employee directors may receive during each fiscal year. The 2007 Plan did not set any specific limits for non-employee directors.

  •
  Minimum Vesting Requirements.  Any option or stock appreciation right granted under the 2016 Plan generally cannot vest before the one year from the date of grant unless the vesting of such award is accelerated due to a termination of the participant's service under certain circumstances, due to the participant's death or disability, or upon a "Change in Control" (as defined in the 2016 Plan). However, an option or stock appreciation right may be granted without regard to this limitation as long as the shares subject to the award would not represent more than 5% of the Shares subject to all outstanding options and stock appreciation rights under the 2016 Plan as of the grant date. The 2007 Plan does not impose any minimum vesting limitations.

  •
  No Single-Trigger Vesting Acceleration upon a Change in Control.  Awards under the 2016 Plan will be treated in a Change in Control in the manner determined by the administrator, and the terms of the 2016 Plan provide for an award to vest upon a Change in Control only if the award is not assumed or substituted. For any award that vests in whole or in part based on the achievement of performance goals or other performance-based vesting criteria, those goals or criteria will be deemed achieved at 100% of target levels, but prorated based on the portion of the performance period that has elapsed as of immediately prior to the Change in Control.

  •
  Limited transferability.  Awards under the 2016 Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.

  •
  No Tax Gross-ups.  The 2016 Plan does not provide for any tax gross-ups.

  •
  Forfeiture Events.  Each award under the 2016 Plan will be subject to any clawback policy of ours, and the administrator may require a participant to forfeit, return, or reimburse us for all or a portion of the award and any amounts paid under the award in order to comply with the applicable clawback policy or applicable laws. We intend to adopt clawback policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

        Our executive officers and directors have an interest in the approval of the 2016 Plan because they are eligible to receive equity awards under the 2016 Plan.

Summary of the 2016 Plan

        The following paragraphs provide a summary of the principal features of the 2016 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2016 Plan and is qualified in its entirety by the specific language of the 2016 Plan. A copy of the 2016 Plan is provided as Appendix A to this proxy statement.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE 2016 PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

Purposes of the 2016 Plan

        The purposes of the 2016 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares as the plan administrator (as defined below) may determine.

Shares Available for Issuance

        Subject to the adjustment provisions contained in the 2016 Plan, our stockholders are being asked to approve a number of Shares for issuance under the 2016 Plan equal to the sum of (i) 10,368,946 Shares, and (ii) any Shares subject to outstanding stock options, restricted stock units, performance shares, performance units, or similar awards that were previously granted under the 1999 Plan or the 2007 Plan that, on or after the date the 2016 Plan is approved by our stockholders, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, with the maximum number of Shares to be added from outstanding awards granted under the 1999 Plan and the 2007 Plan equal to 6,648,029 Shares. The Shares may be authorized, but unissued, or reacquired common stock. Any shares made subject to new awards granted under the 2007 Plan between April 1, 2016 and the date the Plan is approved by our stockholders will reduce the shares available for issuance under the Plan.

        If any award granted under the 2016 Plan expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by us due to failure to vest, then the expired, unexercised, forfeited, or repurchased Shares subject to such award will become available for future grant or sale under the 2016 Plan. With respect to the exercise of stock appreciation rights, the gross Shares issued pursuant to a stock appreciation right will cease to be available under the 2016 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2016 Plan. If an award is paid out in cash rather than Shares, such payment will not reduce the number of Shares available for issuance under the 2016 Plan.

        For purposes of determining the number of Shares that remain available for issuance under the 2016 Plan and the number of Shares returned to the 2016 Plan's share reserve, each share subject to an award other than an option, a stock appreciation right, or any other award that is based solely on an increase in value of the Shares following the grant date will count as 2.00 shares.

Limitation

        The 2016 Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of Shares covered by or the maximum initial value of awards that can be issued to any particular employee or consultant under the 2016 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Stock Options	Maximum of 2,500,000 Shares (increased to 4,500,000 Shares in the fiscal year the participant's service begins)
Stock Appreciation Rights	Maximum of 2,500,000 Shares (increased to 4,500,000 Shares in the fiscal year the participant's service begins)
Restricted Stock	Maximum of 1,000,000 Shares (increased to 2,000,000 Shares in the fiscal year the participant's service begins)
Restricted Stock Units	Maximum of 1,000,000 Shares (increased to 2,000,000 Shares in the fiscal year the participant's service begins)
Performance Shares	Maximum of 1,000,000 Shares (increased to 2,000,000 Shares in the fiscal year the participant's service begins)
Performance Units	Maximum initial value of $3,000,000 (increased to $5,500,000 in the fiscal year the participant's service begins)

        The 2016 Plan also provides that in any fiscal year, a non-employee board member may not be granted awards with a grant date fair value (determined in accordance with GAAP) exceeding $900,000 (increased to $1,200,000 in the fiscal year his or her service as an non-employee director begins). Any award granted to a participant while he or she was an employee or a consultant (other than a non-employee director) will not count for purposes of this limitation.

        In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our common stock, the 2016 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, will adjust the number and class of shares that may be delivered under the 2016 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations discussed above.

Administration

        Our board of directors has delegated administration of the 2016 Plan to the compensation committee. Our board of directors and the compensation committee may further delegate administration of the 2016 Plan to any committee of our board of directors, or a committee of individuals satisfying applicable laws appointed by our board of directors in accordance with the terms of the 2016 Plan. For purposes of this summary of the 2016 Plan, the term "administrator" will refer to our board of directors or any committee designated by our board of directors to administer the 2016 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a committee comprised solely of two or more "outside directors" within the meaning of Section 162(m).

        Subject to the terms of the 2016 Plan, the administrator has the sole discretion to select the service providers who will receive awards; to determine the terms and conditions of awards; and to approve forms of award agreements for use with the 2016 Plan; to modify or amend each award (subject to the repricing restrictions of the 2016 Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the 2016 Plan and outstanding awards. The administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares that otherwise would be due to such participant. The administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the 2016 Plan. The administrator will issue all awards pursuant to the terms and conditions of the 2016 Plan.

        The Administrator may not implement a program allowing for the cancellation of awards in exchange for different awards and/or cash, the transfer of an outstanding award to a financial institution or other person or entitled selected by the administrator, or the increase or reduction of the exercise price of any outstanding award.

Eligibility

        All types of awards may be granted to our non-employee directors and to employees and consultants of any parent, subsidiary, or affiliate corporation of ours. Incentive stock options may be granted only to employees of NetSuite or any parent or subsidiary corporation of NetSuite. As of March 31, 2016, we had approximately 4,683 employees (including three employee directors), 6 non-employee directors, and 2 consultants.

Stock Options

        An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period of time. Each option granted under the 2016 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2016 Plan.

        The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a "ten percent stockholder") must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The fair market value of the common stock is generally the closing sales price of our stock as reported on the New York Stock Exchange.

        Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement, but an option granted under the 2016 Plan cannot become fully vested in less than one year from the date of grant unless the vesting of such option is accelerated due to a termination of the participant's service under certain circumstances, due to the participant's death or disability, or upon a Change in Control. However, an option may be granted without regard to this minimum vesting limitation as long as the shares subject to such option would not represent more than 5% of the Shares subject to all outstanding options and stock appreciation rights under the 2016 Plan.

        Upon the termination of a participant's service, the unvested portion of the participant's option generally expires. The vested portion of the option will remain exercisable for the period following the participant's termination of service that was determined by the administrator and specified in the participant's award agreement, and if no such period was determined by the administrator, the vested portion of the option will remain exercisable for: (i) 3 months following a termination of the participant's service for reasons other than death or disability (and if the participant dies within the 3-month period, the period will be extended to one year from the date of the participant's death) or (ii) 12 months following a termination of the participant's service due to death or disability. However, if the exercise of an option is prevented by applicable law, the exercise period may be extended under certain circumstances described in the 2016 Plan. In no event will the option be exercisable after the end of the option's term.

        The term of an option will be specified in the award agreement but may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).

        The 2016 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with applicable tax withholdings.

Stock Appreciation Rights

        A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in Shares, or a combination of both. Each stock appreciation right granted under the 2016 Plan will be evidenced by an award agreement specifying the exercise price and the other terms and conditions of the award.

        The exercise price per share of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

        Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement, but a stock appreciation right granted under the 2016 Plan cannot become fully vested in less than one year from the date of grant unless the vesting of such stock appreciation right is accelerated due to a termination of the participant's service under certain circumstances, due to the participant's death or disability, or upon a Change in Control. However, a stock appreciation right may be granted without regard to this limitation as long as the Shares subject to such stock appreciation right would not represent more than 5% of the Shares subject to all outstanding options and stock appreciation rights under the 2016 Plan.

        The term of a stock appreciation right may not be more than ten years. The terms and conditions relating to the period of exercise of stock appreciation rights following the termination of a participant's service are similar to those for options described above.

Restricted Stock Awards

        Awards of restricted stock are rights to acquire or purchase Shares that vest in accordance with the terms and conditions established by the administrator in its sole discretion. Unless otherwise provided by the administrator, a participant will forfeit any Shares of restricted stock that have not vested by the termination of the participant's service. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award and the other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock, but if an award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), the vesting conditions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

        Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights and rights to dividends and other distributions with respect to such Shares without regard to vesting. However, such dividends or other distributions will be subject to the same restrictions and forfeitability provisions that apply to the Shares of restricted stock with respect to which they were paid. The administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

        A restricted stock unit represent a right to receive cash or a share of our common stock if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2016 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms and conditions of the award.

        The administrator may set vesting conditions based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. However, if an award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), the vesting conditions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

        After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units upon termination of his or her service. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.

Performance Units and Performance Shares

        Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.

        Each award of performance units or performance shares granted under the 2016 Plan will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. However, if an award of performance shares or performance units is intended to qualify as performance-based compensation under Section 162(m), the vesting conditions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

        After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares, but may not increase the amount payable at a given level of performance.

        The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the applicable performance period), or a combination of both.

        A participant will forfeit any performance units or performance shares that have not been earned or have not vested as of the termination of his or her service with us.

Performance Goals

        The granting and/or vesting of awards of restricted stock, restricted stock units, performance shares and performance units, and other incentives under the 2016 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement, including: stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. Any performance goals may be used to measure the performance of our company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and performance goals may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period's results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), in accordance with accounting principles established by the International Accounting Standards Board ("IASB") or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB principles or include any items otherwise excludable under GAAP or under IASB principles. In all other respects, performance goals will be calculated in accordance with NetSuite's financial statements, generally accepted accounting principles, or under a methodology established by the administrator prior to or at the time of the issuance of an award and which is consistently applied with respect to a performance goal in the relevant performance period. In addition, the administrator will adjust any performance criteria, performance goal, or other feature of an award that relates to or is wholly or partially based on the number of, or the value of, any stock of NetSuite, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. The performance goals may differ from participant to participant and from award to award.

        To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, and within the first 25% of the performance period and no more than 90 days following the commencement of the performance period (or such other time required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made; (ii) select the performance goals applicable to the performance period; (iii) establish the performance goals, and amounts or methods of computation of the awards which may be earned for the performance period; and (iv) specify the relationship between performance goals and the amounts or methods of computation of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards

        Awards generally are not transferable other than by will or by the laws of descent or distribution. However, the administrator may permit an award other than an incentive stock option to be assigned or transferred during a participant's lifetime (i) under a domestic relations order, official marital settlement agreement, or other divorce or separation agreement, (ii) to a "family member" (within the meaning of Form S-8 under the Securities Act of 1933, as amended) in connection with the participant's estate plan, or (iii) or as required by law.

Dissolution or Liquidation

        In the event of a proposed dissolution or liquidation of our company, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

        The 2016 Plan provides that, in the event of a merger or Change in Control, each award will be treated as the administrator determines, including that each award be assumed or substantially equivalent awards substituted by the acquiring or succeeding corporation or its affiliate. The administrator will not be required to treat all outstanding awards the same in the transaction.

        If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, unless the applicable award agreement provides otherwise, all performance goals or other vesting criteria will be deemed achieved at target levels (prorated based on the portion of the performance period that has elapsed as of immediately prior to the transaction), and all other terms and conditions will be deemed met. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

        For awards granted to our non-employee directors that are assumed or substituted for in a merger or Change in Control, upon the termination of a non-employee director's service as a director of ours or the successor corporation (other than a voluntary resignation that is not made at the acquirer's request), then (i) the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the non-employee director's restricted stock and restricted stock units will lapse, and (iii) with respect to the non-employee director's awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels (prorated based on the portion of the performance period that elapsed as of immediately prior to the transaction) and all other terms and conditions will be deemed met.

Forfeiture Events

        Each award under the 2016 Plan will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant's rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award in order to comply with such clawback policy or applicable laws.

Termination or Amendment

        The 2016 Plan will automatically terminate ten years from the date of its adoption by our board of directors, unless terminated at an earlier time by our board of directors. The administrator may amend, alter, suspend, or terminate the 2016 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension, or termination may impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator.

Summary of U.S. Federal Income Tax Consequences

        The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2016 Plan. The summary is based on existing U.S. laws and regulations as of the Record Date, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant's death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

        A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

        However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a "disqualifying disposition"), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the Shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

        For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant's alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

        A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the Shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the Shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

        In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Restricted Stock Awards

        A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

        There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

        A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

        Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual's deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A's provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for NetSuite

        We generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other "covered employees" as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2016 Plan and its material terms, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2016 Plan has been designed to permit (but not require) the plan administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NETSUITE WITH RESPECT TO AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

        The number of awards that an employee, director, or consultant may receive under the 2016 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the 2007 Plan during the fiscal year 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; (iii) the aggregate number of shares subject to RSUs and PSUs (at target) granted under the 2007 Plan during the fiscal year 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (iv) the grant-date value of shares subject to such RSUs and PSUs.

Name of Individual or Group	Number of Shares Subject to Options Granted(1)	Average Per Share Exercise Price of Option Grants	Number of Shares Subject to RSUs and PSUs Granted	Dollar Value of Shares Subject to RSUs and PSUs Granted(1)
Zachary Nelson	79,460	$92.58	27,008	$2,500,401
Chief Executive Officer and Director
Evan Goldberg	37,481	$92.58	12,740	$1,179,469
Chief Technology Officer and Chairman of the Board
James McGeever	68,966	$92.58	43,441	$4,115,368
President and Chief Operating Officer, and Director
Ronald Gill	31,484	$92.58	10,701	$990,699
Chief Financial Officer
Marc Huffman	14,993	$92.58	12,230	$1,132,254
President, Worldwide Sales and Distribution
All executive officers, as a group	249,625	$92.58	131,548	$12,272,314
All directors who are not executive officers, as a group	17,208	$91.07	13,182	$1,200,485
All employees who are not executive officers, as a group	162,370	$97.20	1,500,954	$141,544,035

(1)
Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the 2016 Plan.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN.

PROPOSAL 3
NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should conduct this advisory vote on the compensation of our named executive officers. At our 2011 Annual Meeting of Stockholders, our stockholders voted to approve the option of once every three years for the frequency of the non-binding, advisory vote on the compensation of our named executive officers. We last sought stockholder approval of our executive compensation program on a non-binding, advisory basis in 2014 when our stockholders overwhelmingly approved the compensation of the named executive officers, with approximately eighty-three percent (83%) of stockholder votes cast in favor of our executive compensation program.

        Although our next non-binding, advisory vote on the compensation of our named executive officers is not required to be held until 2017, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. After careful consideration of this proposal, our board of directors has determined that conducting an advisory vote on the compensation of our named executive officers on an annual cycle is more appropriate for us.

        Our executive officer compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our "pay for performance" philosophy. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled "Compensation Discussion and Analysis."

        Our compensation committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards.

        This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company's proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        The "say-on-pay" vote is advisory, and therefore not binding on us, the compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal is required to approve the non-binding advisory vote on the compensation of our named executive officers.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
ON A NON-BINDING, ADVISORY BASIS, AS DESCRIBED IN THIS PROXY STATEMENT
PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should conduct the advisory vote on the compensation of our named executive officers, as disclosed pursuant to the applicable SEC executive compensation disclosure rules, such as Proposal 3 included in this proxy statement. At our 2011 Annual Meeting of Stockholders, our stockholders voted to approve that the non-binding, advisory vote on the compensation of our named executive officers occur triennially. This Proposal 4 asks stockholders to approve that the non-binding, advisory vote on the compensation of our named executive officers occur annually.

        After careful consideration of this proposal, our board of directors has determined that conducting an advisory vote on the compensation of our named executive officers on an annual cycle is the more appropriate for the Company, and therefore our board of directors recommends that you vote for an annual cycle for the non-binding, advisory vote on the compensation of our named executive officers.

        In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with timely input on the compensation of our named executive officers as disclosed in the proxy statement. Our board of directors believes that it is consistent with our compensation philosophy of aligning the interests of our executive and stockholders, and in the best interests of our stockholders to give our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers, allowing them to provide us on annual basis with their input on our executive compensation philosophy, policies, and practices as disclosed in the annual proxy statement.

        Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  "RESOLVED, that the Company is to annually hold a stockholder vote to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure)."

        If this proposal is approved by our stockholders, the advisory vote on the compensation of our named executive officers will be held on an annual basis. However, because this vote is advisory and not binding on the board of directors, compensation committee or the Company in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on the compensation of our named executive officers less frequently than annually.

Vote Required and Board of Directors' Recommendation

        The frequency of the non-binding advisory vote on executive compensation will be determined by which frequency receives the highest number of votes cast.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "EVERY 1 YEAR" FOR THE NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On the recommendation of the audit committee, the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The board of directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection, though a change will not necessarily be made. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders' best interests.

        KPMG LLP has audited our financial statements for the period beginning from December 31, 2005 to the fiscal year ended December 31, 2015. We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

        The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2015 and 2014:

	2015(1)	2014(2)
Audit Fees(3)	$1,989,538	$1,491,385
Audit-Related Fees(4)	138,000	147,500
Tax Fees	—	—
All Other Fees	—	—

Total	2,217,538	1,638,885

(1)
Includes $14,800 for out-of-pocket expenses.

(2)
Includes $23,215 for out-of-pocket expenses.

(3)
Audit Fees include fees for professional services rendered in connection with the audit of our annual financial statements included in our Form 10-K, the review of the financial statements included in our Form 10-Q, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for those fiscal years.

(4)
Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including a SOC1 audit report.

Policy on Pre-Approval of Audit and Non-Audit Services

        It is the policy of our audit committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our audit committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP's independence under applicable SEC rules. Any such pre-approval decisions that are made by the chair of the audit committee must be reported to the audit committee at its next scheduled meeting.

        All KPMG LLP services and fees in 2015 were pre-approved by the audit committee.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report shall not be deemed to be (i) "soliciting material," (ii) "filed" with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

        The audit committee operates under a written charter originally adopted by the board of directors on April 11, 2007, which provides that its functions include the oversight of the quality of the Company's financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company's independent registered public accounting firm including reviewing their independence, reviewing and approving the planned scope of the Company's annual audit, reviewing and pre-approving any non-audit services that may be performed by the Company's independent registered public accounting firm, reviewing with management and the Company's independent registered public accounting firm the adequacy of internal financial controls, overseeing and monitoring the Company's internal audit function, assisting with overseeing the Company's enterprise risk management program, and reviewing the Company's critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The audit committee held eight (8) meetings during 2015.

        The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and an independent audit of the Company's internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee's responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year Ended December 31, 2015

        The audit committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2015 with management. The audit committee discussed with KPMG LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards.

        The audit committee received the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence (Communication with Audit Committees Concerning Independence) and the audit committee has discussed with KPMG LLP its independence from the Company and its management.

        The Company's management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by NetSuite employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

        Based on the audit committee's review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

        Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact "independent."

THE AUDIT COMMITTEE
Steven J. Gomo (Chair)
Deborah Farrington
Catherine Kinney
Kevin Thompson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of February 29, 2016 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

        Applicable percentage ownership is based on 80,247,430 shares of common stock outstanding at February 29, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, RSUs or other convertible securities held by that person or entity that are currently exercisable or otherwise may be acquired within 60 days of February 29, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Shares Currently Held(a)		Common Shares That May Be Acquired Within 60 Days of February 29, 2016(1)(b)	Total Beneficial Ownership (a)+(b)	Percent of Class (%)(2)
5% Stockholders:
Entities beneficially owned by Lawrence J. Ellison(3)	31,964,891		—	31,964,891	39.8
T. Rowe Price Associates, Inc.(4)	10,365,505		—	10,365,505	12.9
Capital World Investors(5)	7,450,170		—	7,450,170	9.3
Directors and Executive Officers:
Zachary Nelson	773,097	(6)	139,617	912,714	1.1
Evan Goldberg	2,122,984	(7)	86,097	2,209,081	2.8
James McGeever	227,040		54,414	281,454	*
Ronald Gill	28,012		62,295	90,307	*
Marc Huffman	—		14,802	14,802	*
William Beane III	7,699		9,317	17,016	*
Deborah Farrington	6,313		30,321	36,634	*
Steven J. Gomo	4,072		14,036	18,108	*
Catherine R. Kinney	7,256		31,429	38,685	*
Kevin Thompson	4,847		9,909	14,756	*
Edward Zander	9,976	(8)	55,429	65,405	*
All executive officers and directors as a group (12 persons)	3,207,873		551,224	3,759,097	4.6

*
Less than 1%.

(1)
Includes shares issuable upon exercise of outstanding options held by our directors and executive officers that are exercisable within 60 days of February 29, 2016. Also includes shares issuable within 60 days of February 29, 2016 upon vesting of RSUs or PSUs held by our directors and executive officers.

(2)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 80,247,430 shares of common stock outstanding as of February 29, 2016 plus the number of shares of common stock that such person or group had the right to acquire within 60 days after February 29, 2016.

(3)
31,964,891 shares are held by NetSuite Restricted Holdings LLC, the membership interests of which are beneficially owned by Lawrence J. Ellison through a revocable trust. The LLC operating agreement for NetSuite Restricted Holdings LLC includes various terms and restrictions with respect to future voting and disposition of the shares held by such entity. See the section titled "Certain Relationships and Related Transactions/Other Transactions with Our Significant Stockholders/Lawrence J. Ellison" for a description of these terms and restrictions. The address for NetSuite Restricted Holdings LLC is 505 Montgomery Street, 5th Floor, San Francisco, CA 94111. Excludes 1,146,120 shares held in trust for David Ellison and 2,222,239 shares held directly by David Ellison. Also excludes 1,576,334 shares held in trust for Margaret Ellison and 715,906 shares held directly by Margaret Ellison. Mr. Ellison and NetSuite Restricted Holdings LLC disclaim beneficial ownership of the excluded shares.

(4)
Based solely on the information reported in the Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. ("T. Rowe Price") on February 10, 2016. Consists of 10,365,505 shares beneficially held by T. Rowe Price, including 3,794,278 shares for which T. Rowe Price possesses sole voting power and 10,365,505 shares for which T. Rowe Price possesses sole dispositive power. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)
Based solely on the information reported in the Schedule 13G filed with the SEC by Capital World Investors. ("Capital World") on February 12, 2016. Consists of 7,450,170 shares beneficially held by Capital World Investors, for which Capital World Investors possesses sole voting power and sole dispositive power. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)
All 773,097 shares held by Zachary Nelson & Elizabeth Horn, as Trustees of the EZ Living Trust dated February 28, 2015.

(7)
All 2,122,984 shares held by The Evan and Cynthia Goldberg Revocable Trust. Mr. Goldberg is a Trustee of such Trust.

(8)
All 9,976 shares held by The Edward & Mona Zander Trust. Mr. Zander is a Trustee of such Trust.

 EQUITY COMPENSATION PLAN INFORMATION

        The table below shows information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2015, including our 1999 Stock Plan (the "1999 Plan") and the 2007 Equity Incentive Plan (the "2007 Plan"). In addition to the shares below, in 2015, our board of directors adopted and our stockholders approved an employee stock purchase plan (the "ESPP"), and reserved 3,500,000 shares of our common stock for issuance. No shares were issued to employees as of December 31, 2015, however we intend to issue shares in connection with purchases under the ESPP in May and November of each fiscal year beginning in 2016:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	4,864,435	$70.80	6,169,789	(3)

(1)
This does not include RSUs or PSUs which have a purchase price of $0.00 per award.

(2)
Consists of options granted under the 1999 Plan and option grants, restricted stock awards, RSUs and PSUs made under the 2007 Plan.

(3)
Consists of 6,169,789 shares that remain available for future grant under the 2007 Plan, which includes shares that rolled over from the 1999 Plan. Shares under the 2007 Plan are subject to automatic increase (i.e., an "annual evergreen") on January 1 of each year equal to the least of: (a) 9,000,000 shares, (b) 3.5% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans, or (c) such other amount as our board of directors may determine. On January 1, 2016, the 2007 Plan was automatically increased by 2,962,735 shares. If our stockholders approve the 2016 Plan, as discussed under "Proposal 2" of this annual proxy statement, the 2007 Plan will immediately terminate along with the annual evergreen. If approved, the 2016 Plan will not include an annual evergreen provision.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements of our named executive officers for 2015 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

        Our goal is to be the leading provider of cloud-based business management software suites, which include Enterprise Resource Planning ("ERP"), Customer Relationship Management ("CRM"), Professional Services Automation ("PSA") and Ecommerce functionality that enable companies to manage most of their core business operations in our single integrated suite. To support this strategy and continue to deliver strong execution, we strive to provide an executive compensation program that attracts and retains talented and qualified senior executives to manage and lead our Company and motivates them to pursue and meet our corporate objectives. For this purpose, we use a mix of compensation elements including base salary, performance-based cash incentives, long-term equity incentives, and benefits, including potential post-termination severance and change of control benefits. In 2015, we positioned the target total direct compensation of our executive officers, including our named executive officers, to emphasize equity compensation.

        Our named executive officers for 2015 were:

  •
  Zachary Nelson, Chief Executive Officer

  •
  Evan Goldberg, Chief Technology Officer

  •
  James McGeever, President and Chief Operating Officer

  •
  Ronald Gill, Chief Financial Officer

  •
  Marc Huffman, President, Worldwide Sales and Distribution

        Our 2015 performance was a critical factor in determining our compensation outcomes for 2015. For 2015,

  •
  Revenue grew to $741.1 million, representing an increase of $184.9 million or 33% year-over-year.

  •
  Non-GAAP operating income was $21.7 million*.

  •
  Non-GAAP net income was $17.7 million**.

  •
  Operating cash flow grew to $100.4 million, representing an increase of $25.5 million or 34% over the prior year.

        As a result of the decline in our Non-GAAP operating income in 2015, our named executive officers received below-target payouts under the Executive Performance Based Cash Incentive Plan and under the performance stock unit ("PSUs") awards granted in 2013 (the "2013 PSUs").

*
Non-GAAP operating income excludes expenses related to stock-based compensation expense, amortization of intangible assets, and transaction costs for business combination. A reconciliation between GAAP operating loss and non-GAAP operating income is included in our press release for the fourth quarter of 2015, filed with the SEC on a Form 8-K on January 28, 2016.

**
Non-GAAP net income excludes expenses related to stock-based compensation expense, amortization of intangible assets, transaction costs for business combinations, non-cash interest expense on convertible debt and income tax benefit associated with business combination. A reconciliation between GAAP net loss and non-GAAP net income is included in our press release for the fourth quarter of 2015, filed with the SEC on a Form 8-K on January 28, 2016.

Compensation Philosophy, Objectives, and Challenges

Compensation Philosophy and Objectives

        The overall objective of our executive compensation program is to tie executive compensation to the performance of our company and management. We have created an executive compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers and other senior executives and management team and help to:

  •
  support our performance-based approach to managing pay levels to foster a goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

  •
  link pay to performance using defined and measurable metrics;

  •
  align the interests of our executive officers with those of our stockholders;

  •
  allocate company resources to effectively exploit our technological capabilities in the development of new applications and services;

  •
  retain our highly qualified executives, each of whom has served a long-tenure with our company and has valuable critical knowledge about our core business and potential for growth; and

  •
  achieve internal equity across our organization based upon position and level of responsibility.

        A significant amount of the overall compensation for each executive officer, including each named executive officer, is designed to be "at-risk" based on corporate and individual performance. As a result, "fixed compensation" (base salary and benefits) represented less than 15% of each named executive officer's target total direct compensation for 2015. We believe this approach is appropriate and consistent with our compensation philosophy and our desire to align the executive officers' interests with stockholders and to reward our executive officers when our company performs well. This approach also is consistent with the Select Peer Group and compensation survey data that shows a significant portion of the compensation opportunities for comparable executives in the form of equity-based awards or performance-based cash awards.

        The charts below highlight the "at-risk" compensation of our chief executive officer and other named executive officers for 2015. The percentages below were calculated using base salary, non-equity incentive plan compensation (i.e., cash incentive compensation), grant date fair value of equity awards (i.e., "performance-based equity awards"), and not value actually received, each as reported in the Summary Compensation Tables.

        Our executives' total realized compensation may vary significantly year-to-year based on company, functional area and individual performance. Further, the realized value of equity awards made to our executive officers, including our named executive officers, will vary based on our stock price performance.

Compensation Program Challenges

        We strive to ensure that our executive compensation program is competitive with the practices of the companies with which we compete for talent to enable us to hire and retain the most highly qualified executives to manage each of our business functions. Like many companies in the Bay Area technology sector, we face challenges in hiring and retaining executives due to a relatively small pool of available executive talent for a comparatively large number of other Bay Area public companies and late-stage private companies. Larger and more established organizations in our industry seek to recruit top talent from smaller and less established companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. The factors that contribute to this challenge of hiring and retaining a highly qualified executive team include the following:

  •
  As a high-growth company with rapidly growing revenues and expanding geographic and technical scope of operations, we require qualified and seasoned executives to manage and grow our business, making the services of our current executives more valuable and new executives more difficult to find.

  •
  Our executive team has specific skills in key functional areas that have contributed to the growth in our business. Given our rapid growth rate, the number of available executives that offer these skills is relatively low as compared with the opportunities available, particularly in the Bay Area.

  •
  As a leader in the highly competitive and rapidly changing cloud computing business, our employees and executives are highly attractive candidates for employment with other companies creating additional challenges for us to provide compensation incentives to enable us to retain them.

  •
  The replacement cost of our executive team is high given the tenure of our executives and the role they play in promoting the growth and development of our business. Our key executives have crucial knowledge of the history of our business and the opportunities for future growth. If any of our key executives were to leave, we anticipate having to provide valuable and meaningful compensation to a replacement executive, particularly in light of the limited pool of talent based on the factors described above.

Executive Compensation-Related Policies and Practices

        We maintain the following executive compensation policies and practices:

  •
  Independent Compensation Committee.  All executive compensation decisions are made by the compensation committee, which is comprised of independent directors. The compensation committee has established effective means for communicating with stockholders regarding its executive compensation ideas and concerns.

  •
  Independent Compensation Consultant.  The compensation committee has engaged its own compensation consultant, Compensia, Inc., a nationally recognized compensation consulting firm, to assist with its 2015 compensation reviews.

  •
  Annual Executive Compensation Review.  The compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

  •
  Compensation At-Risk.  Our executive compensation program is designed so a significant portion of compensation is "at-risk" based on corporate performance and predominantly equity-based to align the interests of our named executive officers and stockholders.

  •
  Mixed Performance-Based Incentives.  Our executive compensation program includes a mix of performance-based short-term and long-term incentives with different metrics used for each type of incentive. This approach is consistent with market practices. We believe this design and the use of different metrics provide incentives to motivate our executives and align their interests with those of our stockholders. For 2015, we capped performance-based cash incentive compensation at 175% of the payout target and performance-based equity compensation at 115% of the payout target for the 2013 PSUs and 200% of the payout targets for the PSUs granted to Mr. Huffman in 2015, as discussed below.

  •
  Multi-Year Vesting Requirements.  The equity awards granted to our named executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

  •
  No Retirement Plans.  We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our named executive officers that are not offered to all similarly situated employees.

  •
  "Double-Trigger" Change of Control Arrangements.  All change of control payments and benefits are based on a "double-trigger" arrangement requiring both a change of control of our company and an involuntary termination of employment before payments and benefits are paid.

  •
  Limit All Other Compensation.  We limit all other compensation to our named executive officers. For example, we do not have executive perquisites, such as club memberships or financial planning services.

  •
  Policy Against Hedging.  Our Insider Trading Compliance Policy prohibits members of our board of directors and our executive officers from engaging in short sales, short-term trading, short-term or speculative transactions giving the insider the ability to profit from a decline in our stock price, transactions involving derivative securities relating to our common stock, such as trades in puts or calls, and hedging transactions.

  •
  Equity Ownership Guidelines.  We maintain stock ownership guidelines for the named executive officers that require each to beneficially own a specified number of shares of our common stock.

Impact of 2014 Stockholder Advisory Vote on 2014 Executive Compensation

        In May 2014, we conducted a non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a "say-on-pay" vote, at our Annual Meeting of Stockholders. Our stockholders approved the compensation of the named executive officers, with approximately 82.6% of the votes cast in favor of our executive compensation program.

        The compensation committee evaluated our executive compensation policies and practices throughout 2015 and determined we should maintain the compensation philosophy and objectives from prior years and retain our general approach to executive compensation. As a result, the compensation committee decided to maintain an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders and, except as noted above, made no significant changes to our executive compensation program.

        Consistent with the recommendation of the board of directors and the approval of our stockholders in connection with the advisory vote on the frequency of future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, the board of directors has adopted a policy providing for triennial advisory votes on the compensation of our named executive officers. However, as discussed in the annual proxy statement, after careful consideration of this proposal, our board of directors has determined that conducting an advisory vote on the compensation of our named executive officers on an annual cycle is more appropriate for us because it will allow our stockholders to provide us with timely input on the compensation of our named executive officers.

Compensation Setting Process

        The compensation committee of our board of directors is responsible for our executive compensation program. The compensation committee currently consists of Ms. Farrington, as chairperson of the committee, Mr. Thompson and Mr. Zander. Each member has been determined to be and each current member remains an "outside director" for purposes of Section 162(m) of the Internal Revenue Code, a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act, and an "independent director" for purposes of the NYSE rules. In accordance with its charter, for 2015 and beyond, the compensation committee has and will evaluate, approve, administer and interpret our executives' compensation and benefit policies and practices.

        In 2015, our compensation committee, in consultation with Compensia, took the following actions in connection with setting the compensation of our named executive officers:

  •
  with input from our management team, reviewed and made appropriate adjustments to our Select Peer Group, as described below;

  •
  developed recommendations with regard to executive compensation structures with reference to the applicable Select Peer Group and the compensation survey results;

  •
  reviewed our practice regarding chief executive officer compensation, including determining evaluation criteria, reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer, independent of input from him;

  •
  assessed our policy to review on an annual basis the performance of our named executive officers with assistance from our chief executive officer and determining what it believed to be appropriate target total direct compensation based on competitive levels as measured against the applicable Select Peer Group and the compensation survey results; and

  •
  considered the results of the advisory "say-on-pay" vote.

Role of the Compensation Consultant

        The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. For 2015, the compensation committee retained the services of Compensia to review and advise on all principal aspects of the executive compensation program, including providing recommendations regarding the composition of our Select Peer Group, analyzing publicly-available compensation data of peer group companies, compensation survey data, and other publicly available data (including applying its experience with other companies), and reviewing and advising on the target total direct compensation opportunities our executive officers, including base salaries, annual and long-term incentives, including associated performance goals. For 2015, Compensia also assisted the compensation committee with our equity compensation strategy, including providing data for establishing a target equity burn rate, grant value levels, and the appropriate mix and weight of different equity vehicles. Compensia reported directly to the compensation committee and not to management.

        In 2015, in addition to the compensation advisory services it provides to the compensation committee, Compensia also assisted us in reviewing and preparing disclosures for our proxy statement and providing advice to the nominating and governance committee on the compensation of our board of directors. The total cost of these additional services was significantly less than $120,000 in 2015.

        Based on the consideration of the various independence factors as set forth in the rules of the SEC and the NYSE, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

Role of Management

        The compensation committee works collaboratively with members of management as well as Compensia in designing and developing new compensation programs applicable to our executive officers, including our named executive officers. The compensation committee directs management, including the chief executive officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the compensation committee with respect to various aspects of our named executive officers' total compensation. The compensation committee believes, for example, that the executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated. Consequently, the compensation committee directs the chief executive officer, and for certain matters, the chief financial officer and senior human resources personnel, to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers' performance might be based.

        The compensation committee may use these reports and recommendations provided by the chief executive officer or other executive officers in discharging its duties with respect to reviewing and setting named executive officer compensation. Other resources that our compensation committee may rely upon include an individual board member's respective experiences and recommendations, recommendations of Compensia, peer or competitive compensation data provided by Compensia or management, the deliberative process of the compensation committee, and any other resources that the compensation committee may determine are relevant. Once the compensation committee believes that it has the information necessary to conduct its deliberations, it does so (1) without further input of our named executive officers when discussing the chief executive officer's compensation and (2) with the chief executive officer's input, and often with his participation in the deliberations, when discussing the compensation for the remaining named executive officers.

        Once the compensation committee has made compensation decisions with respect to our named executive officer compensation, neither the chief executive officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, cash incentive compensation, equity compensation or benefits.

Market Comparisons: How We Define Our Market and How We Use Market Compensation Data

        To succeed in attracting top executives and retaining and motivating our named executive officers, we draw upon and access compensation data from a variety of sources, including relevant nationally recognized surveys (as listed below) to ensure we remain current on compensation trends and competitive in the marketplace. Our management and compensation committee review data that analyzes various cross-sections of our industry, including on-demand software services companies, software companies in our geographic area where we compete for talent and accounting software companies.

        For 2015, Compensia conducted two assessments for the compensation committee:

  •
  a total executive compensation review for the compensation committee that compared and analyzed each of our named executive officer's compensation by element and by target total compensation opportunities to those corresponding opportunities and elements of executives at the companies in the applicable Select Peer Group, as discussed below.

  •
  a review of the one- and three-year chief executive officer/chief financial officer pay versus peer performance against total stockholder return (TSR) and operational metrics (i.e., revenue growth and non-GAAP operating margin growth) (the "2015 Realized Pay Analysis").

Defining the Market

        As in past years, we used two public company market references to compare by element and by target total compensation opportunities for our named executive officers to those in the market for setting 2015 compensation:

  •
  Publicly-Held Companies Survey.  Radford October 2014 High-Tech Industry Executive Compensation Survey; and

  •
  Select Peer Group.  Publicly available compensation data for: Aspen Technology, Inc., athenahealth, Inc., CommVault Systems, Inc., CoStar Group, Inc., Fortinet, Inc., Guidewire Software, Inc., j2 Global, Inc., Palo Alto Networks, Inc., Pandora Media, Inc., Qlik Technologies Inc., ServiceNow, Inc., SolarWinds, Inc., Splunk Inc., Tableau Software, Inc., The Ultimate Software Group, Inc., Workday, Inc., and Yelp Inc.

        In assembling the Select Peer Group, the compensation committee considered companies with similar industry and financial characteristic as us. In reviewing the 2015 Select Peer Group for appropriateness for 2015, as compared to 2014, Concur Technologies, Inc. was removed from the list of comparable companies because it was in the process of being acquired by SAP America, Inc.

        Additionally, Palo Alto Networks, Inc. and Tableau Software, Inc. were added to the Select Peer Group because they fit the criteria used to select our Select Peer Group companies. The compensation committee continued to review the compensation data from salesforce.com, inc. for reference purposes only.

        The compensation committee reviews our Select Peer Group at least annually.

Use of Market Compensation Data

        The compensation committee uses the Select Peer Group and compensation survey data to inform itself about competitive market practices with respect to executive compensation. The compensation committee uses this information as a reference point in assessing the reasonableness and appropriateness of the overall target compensation opportunities for our executive officers, including our named executive officers. This information is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the executive officer compensation. Other factors the compensation committee considers include: individual skills, performance, and contributions to our company objectives, anticipated future contributions to our company, tenure of service to us, internal relative alignment of compensation levels, vested status of an executive officer's equity awards, hiring or retention objectives, and the factors identified in the "Role of Management" section described above.

        The compensation committee makes its decisions on overall target direct compensation opportunities for our executive officers with reference to the competitive market represented by the Select Peer Group. We believe that the practices of the Select Peer Group (particularly as they relate to a range of compensation outcomes) are appropriate in light of our outstanding performance as measured against companies in our Select Peer Group and our desire to retain our key executives in a competitive job market. The compensation committee, however, retains the flexibility to set overall target compensation opportunities outside of this range based on one or more of the factors listed above, as it determines are appropriate. We do not benchmark any element of compensation or measure the overall target compensation opportunities for our executive officers against a specific percentile.

Components of our Compensation Program

        Our executive compensation program consists of the following four primary components:

Base salary	To compensate our executive officers for their day-to-day efforts based on demonstrated experience, competencies, and performance.
Performance-based cash incentives	To motivate and reward achievement of our annual strategic goals only if we achieve our short-term goals, consistent with our "pay-for-performance" philosophy.
Long-term equity incentive compensation

To align our executive officers' interests with the long-term interests of our stockholders and to achieve our retention objectives through multi-year vesting requirements and through performance-based vesting requirements linked to our long-term strategic goals.

Benefits(including post-employment compensation)

To retain our executive officers and reduce the degree to which the possible loss of employment might affect our executives' willingness to take risks or enter into strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive's employment.

        We believe that each individual component is useful in achieving one or more of the objectives of our executive compensation program and that together, these components are effective in achieving our overall objectives.

Base Salary

        Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as the prevailing market conditions. The base salaries of our named executive officers are generally reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions, experience and tenure. We have in the past few years referred to public company surveys, as well as data from our Select Peer Group, and may in the future continue to compare base salaries against those public companies we consider to be appropriate market comparables. If we determine that base salaries are not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salaries.

        In 2015, the compensation committee reviewed the compensation survey data of public companies and our Select Peer Group, and determined that the base salaries for our named executive officers were competitive and provided the proper retention incentives. Accordingly, no changes were made to the base salaries of our named executive officers. The base salaries of our named executive officers in 2015 were as follows:

Named Executive Officer	2015 Base Salary ($)
Zachary Nelson	500,000
Evan Goldberg	400,000
James McGeever	380,000
Ronald Gill	345,000
Marc Huffman	300,000

Performance-Based Cash Incentives

        Performance-based cash incentives are paid to our named executive officers based on the achievement of corporate performance objectives and a qualitative assessment of the applicable officer's individual performance, each as determined by the compensation committee. The corporate objectives may change from year to year as our company grows and market conditions evolve and different priorities are established, but the compensation committee plans to continue to set those performance objectives and to measure performance against them.

        In February 2015, the compensation committee established the performance-based cash incentive opportunities and the weighting of the corporate and individual performance components for our named executive officers under the Executive Performance Based Cash Incentive Plan for 2015 (the "2015 Cash Incentive Program"), which consisted of a financial performance component (75% weight) and an individual performance component (25% weight). After considering the external market data (including compensation survey data of public companies and our 2015 Select Peer Group), the individual's past and potential future contributions, our company's short-term and long-term objectives, and the other factors it deemed relevant, the compensation committee determined that the existing target performance-based cash incentive opportunities for each of our named executive officers provided the appropriate incentives, and did not make any changes. .

        Under the 2015 Cash Incentive Program, the applicable target percentages for each named executive officer and the allocations of the total annual performance-based cash incentives between the financial performance component and individual performance component (as percentages of the total annual performance-based cash incentives) for each named executive officer were as follows:

Named Executive Officer	2015 Target Performance- Based Cash Incentive Opportunity ($)	Financial Performance Component (%)	Individual Performance Component (%)
Zachary Nelson	500,000	75	25
Evan Goldberg	200,000	75	25
James McGeever	380,000	75	25
Ronald Gill	238,000	75	25
Marc Huffman	300,000	75	25

  Individual Performance Component.

        For the individual performance component, the compensation committee conducted a qualitative assessment of each named executive officer's individual performance and considered criteria such as professional effectiveness, leadership, strategic and operational execution and creativity. For 2015, 75% of each named executive officer's individual performance component was allocated evenly over each quarter and paid quarterly based on quarterly performance and the other 25% was paid annually based on annual performance.

        For 2015, the compensation committee determined that the named executive officers achieved the following payout levels against their individual goals for the quarterly individual performance component.

	Q1	Q2	Q3	Q4	ANNUAL
Zachary Nelson	95%	95%	90%	95%	95%
Evan Goldberg	95%	100%	100%	100%	99%
James McGeever	90%	95%	85%	95%	91%
Ronald Gill	100%	100%	95%	100%	99%
Marc Huffman	85%	95%	80%	100%	90%

  Financial Performance Component.

        For all named executive officers, the financial performance component for 2015 consisted of three core company performance objectives: GAAP revenue, non-GAAP operating income and non-GAAP operating cash flow.

        For purposes of the 2015 Cash Incentive Program, "non-GAAP operating income" was determined in accordance with how we calculate operating income for our publicly reported financial results, except that it excludes the impact of stock-based compensation, amortization of intangibles, and transaction costs related to acquisitions and one-time litigation settlement costs. For purposes of the 2015 Cash Incentive Plan, "non-GAAP operating cash flow" was determined in accordance with how we calculate operating cash flow for our publicly reported financial results, except that it excludes the impact of cash disbursements relating to acquisition transaction costs. The weighting for each of these company performance objectives as a percentage of the financial performance component was as follows:

Company Performance Objectives	Percentage of Total Financial Performance Component (%)
GAAP Revenue Target	70
Non-GAAP Operating Income Target	15
Non-GAAP Operating Cash Flow Target	15

        Achievement of each of the target levels for each corporate performance objective was determined and paid out quarterly. Actual payouts under each of the corporate performance objectives were calculated on a sliding scale based on the outcome on each metric. More specifically, the payouts under the 2015 Cash Incentive Program for the corporate performance objectives were subject to the following thresholds and caps per target.

        Revenue:    If the minimum threshold of 95% of the revenue target level was achieved, there would be a payment of 25% of the target cash incentive applicable to the revenue objective. If the target threshold of 100% of the revenue target level was achieved, there would be a payment of 100% of the target cash incentive applicable to the revenue objective. If the maximum threshold of 110% of the revenue target level was achieved, there would be a payment of 175% of the target cash incentive applicable to the revenue objective. For achievement (i) between the minimum threshold and the target threshold or (ii) between the target threshold and the maximum threshold, the actual amount of the cash incentive payment would be determined by applying straight-line interpolation between the specified payment amounts for the applicable thresholds. For achievement greater than the maximum threshold, each named executive officer would earn a cash incentive of 175% of his target cash incentive opportunity applicable to the revenue component. The chart below illustrates our quarterly 2015 revenue targets, actual achievement against those targets, and the corresponding percentage payouts to our named executive officers for each quarter:

Revenue

	Q1	Q2	Q3	Q4
Target (in millions)	$163.3	$176.6	$190.4	$202.6
Achievement (% of Target)	101%	100%	101%	102%
Payout (%)	105%	100%	105%	110%

        Operating Income:    If the minimum threshold of 95% of the non-GAAP operating income target level was achieved, there would be a payment of 25% of the target cash incentive applicable to the non-GAAP operating income objective. If the target threshold of 100% of the non-GAAP operating income target level was achieved, there would be a payment of 100% of the target cash incentive applicable to the non-GAAP operating income objective. If the maximum threshold of 105% of the non-GAAP operating income target level was achieved, there would be a payment of 175% of the target cash incentive applicable to the non-GAAP operating income objective. For achievement (i) between the minimum threshold and the target threshold or (ii) between the target threshold and the maximum threshold, the actual amount of the cash incentive payment would be determined by applying straight-line interpolation between the specified payment amounts for the applicable thresholds. For achievement greater than the maximum threshold, each named executive officer would earn a cash incentive of 175% of his target cash incentive opportunity applicable to the non-GAAP operating income component. The chart below illustrates our quarterly 2015 non-GAAP operating income targets, actual achievement against those targets, and the corresponding percentage payouts to our named executive officers for each quarter:

Operating Income

	Q1	Q2	Q3	Q4
Target (in millions)	$6.3	$4.7	$10.1	$12.0
Achievement (% of Target)	151%	59%	36%	48%
Payout (%)	175%	0%	0%	0%

        Operating Cash Flow:    If the minimum threshold of 95% of the non-GAAP operating cash flow target level was achieved, there would be a payment of 25% of the target cash incentive applicable to the non-GAAP operating cash flow objective. If the target threshold of 100% of the non-GAAP operating cash flow target level was achieved, there would be a payment of 100% of the target cash incentive applicable to the non-GAAP operating cash flow objective. If the maximum threshold of 105% of the non-GAAP operating cash flow target level was achieved, there would be a payment of 175% of the target cash incentive applicable to the non-GAAP operating cash flow objective. For achievement (i) between the minimum threshold and the target threshold or (ii) between the target threshold and the maximum threshold, the actual amount of the cash incentive payment would be determined by applying straight-line interpolation between the specified payment amounts for the applicable thresholds. For achievement greater than the maximum threshold, each named executive officer would earn a cash incentive of 175% of his target cash incentive opportunity applicable to the non-GAAP operating cash flow component. The chart below illustrates our quarterly 2015 non-GAAP operating cash flow targets, actual achievement against those targets, and the corresponding percentage payouts to our named executive officers for each quarter:

Operating Cash Flow

	Q1	Q2	Q3	Q4
Target (in millions)	$28.3	$17.0	$20.4	$33.0
Achievement (% of Target)	99%	141%	135%	64%
Payout (%)	90%	175%	175%	0%

        The target and actual performance-based cash incentive payments for 2015 for our named executive officers were as follows, based on the achievement against the financial performance component and individual performance component discussed above:

			Performance-Based Cash Incentive Actually Paid ($)
						Performance- Based Cash Incentive Actually Paid as Percentage of Base Salary (%)
Named Executive Officer	Base Salary ($)	Target Performance- Based Cash Incentive Opportunity ($)	Financial Performance ($)	Individual Performance ($)	Total Performance Based Cash Incentive Actually Paid ($)
Zachary Nelson	500,000	500,000	362,109	117,578	479,687	96
Evan Goldberg	400,000	200,000	144,844	49,375	194,219	49
James McGeever	380,000	380,000	275,203	86,688	361,891	95
Ronald Gill	345,000	238,000	172,364	58,756	231,120	67
Marc Huffman	300,000	300,000	217,266	67,500	284,766	95

        For 2015, our named executive officers achieved, on average, approximately 96% of their target total performance-based cash incentive opportunity.

Long-Term Incentive Program

        We believe providing long-term incentives in the form of equity awards promotes a corporate culture that supports strong long-term corporate performance and encourages our named executive officers to take a long-term outlook.

        Our long-term incentive program provides our named executive officers with incentives to align their interests with the interests of our stockholders. The compensation committee grants equity awards to our named executive officers to enable them to participate in the long-term appreciation of our common stock, while reducing or eliminating the economic benefit of such awards in the event our common stock does not perform well. Additionally, equity awards provide an important retention tool for our named executive officers.

        The long-term incentive component of our executive compensation program consists of two parts: (1) annual equity awards (in the form of stock options and RSU awards) and (2) multi-year performance-based equity awards (in the form PSU awards). The compensation committee believes that a mix of stock options and full-value awards helps to reduce the risk of options during turbulent economic times and remain competitive with our Select Peer Group and other comparable high-growth technology companies with which we compete for talent, most of whom offer full-value awards as a central piece of their executive equity compensation program.

        We use two methodologies to make external comparisons when we set the value of equity awards to be granted to each named executive officer. On an individual basis, we compare (1) the fair value of the award to those made to executives within the applicable Select Peer Group using a Black-Scholes methodology valuation for options that is consistent with ASC Topic 718 and the reported value for other types of equity awards and (2) the number of equity awards granted by job position as a percentage to our total common shares outstanding. We believe these comparisons provide important context for assessing the competitiveness of our equity-based compensation practices with market practices.

        The value that each of our named executive officers will realize under his equity award will be measured by our performance over time.

  Stock Options

        In March 2015, the compensation committee approved annual grants of stock options to our named executive officers. The number of shares subject to each annual stock option grant was based on individual performance, the compensation committee's review of the compensation survey and Select Peer Group data, and the compensation committee's assessment of the retention value of each named executive officer's existing equity awards. Additionally, further differentiation was made between the named executive officers based on competitive peer group data for their respective positions, the value of the equity being delivered to comparable executives within the reference point range, and the compensation committee's assessment of each executive's potential future contributions to us. These annual stock option grants vest ratably each month over a four-year period subject to the applicable named executive officer's continued service with us and are granted with an exercise price equal to the per share fair market value of our company's common stock on the date of grant. The numbers of shares subject to the annual stock options granted to our named executive officers in 2015 were as follows:

Named Executive Officer	Shares Subject to Option (#)	Grant Date Fair Value ($)
Zachary Nelson	79,460	$2,823,389
Evan Goldberg	37,481	$1,331,782
James McGeever	68,966	$2,450,514
Ronald Gill	31,484	$1,118,696
Marc Huffman	14,993	$532,734

  RSUs

        In March 2015, the compensation committee approved annual grants of RSUs to our named executive officers. The number of annual RSUs was based on individual performance, the compensation committee's review of the compensation survey and Select Peer Group data, and the compensation committee's assessment of the retention value of each named executive officer's existing equity awards. Additionally, further differentiation was made between the named executive officers based on competitive peer group data for their respective positions, the value of the equity being delivered to comparable executives within the reference point range, and the compensation committee's assessment of each executive's potential future contributions to us. These annual RSU awards vest at a rate of 1/16th per quarter subject to the applicable named executive officer's continued service with us. The numbers of annual RSUs granted to our named executive officers in 2015 were as follows:

Named Executive Officer	RSUs (#)	Grant Date Fair Value ($)
Zachary Nelson	27,008	$2,500,401
Evan Goldberg	12,740	$1,179,469
James McGeever	23,441	$2,170,168
Ronald Gill	10,701	$990,699
Marc Huffman	5,096	$471,788

        In connection with his promotion to the role of President in August 2015, Mr. McGeever was granted an additional award of 20,000 RSUs, which had a grant date fair value of $1,945,200. In setting the equity value of this RSU award, the compensation committee considered the total estimated value of the equity holdings of comparable executives based on data from the Select Peer Group and compensation surveys, and set the size of his promotion grants at competitive levels. This RSU award is scheduled to vest at a rate of 1/16th per quarter subject to Mr. McGeever's continued service with us.

  PSUs

  2013 PSUs

        At the end of 2013, the compensation committee approved the grant of the 2013 PSUs to Messrs. Nelson, Goldberg, McGeever, and Gill to motivate and incentivize them to drive long-term growth in our business, provide them with incentives to stay with us over the long-term, and promote alignment of their financial interests with those of our stockholders' interests. The performance period for the 2013 PSUs started at the beginning of 2014 and ended at the end of 2015. The number of 2013 PSUs that became eligible to vest was based on the average growth in our annual revenue and our non-GAAP operating margin during the performance period determined in accordance with the table below. If performance for a performance metric fell between the bands in the table below, performance for that metric would be determined linearly between the applicable bands. The compensation committee could make adjustments to the performance targets in the table below based on the impact of business acquisitions during the performance period.

	Payout Percentage
Non-GAAP Operating Margin
	Revenue Growth
	32%	33%	34%	35%	36%
4.8%	90%	95%	105%	110%	115%
4.5%	85%	90%	100%	105%	110%
4.0%	80%	85%	95%	100%	105%
3.5%	75%	80%	90%	95%	100%

        In February 2016, based on our actual level of achievement of these performance goals, the compensation committee determined that 86.5% of the target number of 2013 PSUs became eligible to vest. This was based on revenue growth of 33.72% and non-GAAP operating margin of 4.05% (each of which reflects adjustments made by the compensation committee after factoring in business acquisitions) during the performance period. 50% of the earned 2013 PSUs vested in February 2016, and 50% of the earned 2013 PSUs are scheduled to vest in February 2017 subject to the applicable named executive officer's continued service with us. The 2013 PSUs that vest are settled in shares of our common stock.

        The table below sets forth (i) the target number of 2013 PSUs and (ii) the actual number of 2013 PSUs that became eligible to vest under the time-based vesting schedule described above:

Named Executive Officer	Target 2013 PSUs (#)	2013 PSUs Eligible to Vest (#)
Zachary Nelson	36,273	31,366
Evan Goldberg	17,618	15,235
James McGeever	17,618	15,235
Ronald Gill	12,437	10,755

  2015 PSUs

        In March 2015, the compensation committee approved the grant of PSU awards to certain executive officers, including Mr. Huffman, and other key employees (the "2015 PSUs") based upon its fundamental belief that performance should continue to be a significant factor in our overall equity compensation program. The target number of 2015 PSUs granted to Mr. Huffman was determined in the compensation committee's judgment in an effort to motivate and incentivize him to drive long-term growth in our business and further promote alignment of his financial interests with those of our stockholders' interests.

        The 2015 PSUs were divided into four substantially equal tranches, with the number of 2015 PSUs in each of the first three tranches that become eligible to vest based on our actual achievement against the performance objectives established (or to be established) by the compensation committee in and for each of the 2015, 2016, and 2017 fiscal years, respectively, and the number of 2015 PSUs in the remaining tranche, the fourth tranche, that become eligible to vest based on our achievement against the performance objectives established by the compensation committee in 2015 for the 2017 fiscal year. The compensation committee believed that establishing the performance objectives for half of the 2015 PSUs up front provided a valuable framework of short-term and long-term incentives and retaining the discretion to establish the performance objectives at the beginning of each year for the remaining 2015 PSUs preserved the flexibility to implement performance objectives consistent with any changes to our business that may occur year-by-year.

        Any 2015 PSUs in a tranche that become eligible to vest are scheduled to vest as to one-third of such PSUs on the later of (i) the date the compensation committee determines the applicable performance goals were achieved or (ii) February 15 of the year following the performance period, with the remainder of such 2015 PSUs vesting in equal annual installments over the next two years, subject to continued service with us. The 2015 PSUs that vest are settled in shares of our common stock.

        The table below illustrates for each of the four tranches (i) the relevant performance period and (ii) the year in which the performance goals were or will be established by the compensation committee:

	Tranche 1 (25% of 2015 PSU award)	Tranche 2 (25% of 2015 PSU award)	Tranche 3 (25% of 2015 PSU award)	Tranche 4 (25% of 2015 PSU award)
Performance Period	2015 Fiscal Year	2016 Fiscal Year	2017 Fiscal Year	2017 Fiscal Year
Establishment of Performance Goals (Year)	2015 Fiscal Year	2016 Fiscal Year	2017 Fiscal Year	2015 Fiscal Year

        In March 2015, the compensation committee set the performance objectives for the first and fourth tranches of the 2015 PSUs. For the first tranche of the 2015 PSUs, the compensation committee set a performance objective based on our revenue in 2015, with a minimum revenue threshold of $696.2 million, a target revenue threshold of $732.9 million, a maximum revenue threshold of $769.5 million. If we achieved the minimum revenue threshold, 25% of the target number of 2015 PSUs in that tranche would become eligible to vest. If we achieved the target revenue threshold, 100% of the target number of 2015 PSUs in that tranche would become eligible to vest. If we achieved or exceeded the maximum revenue threshold, 200% of the target number of 2015 PSUs in that tranche would become eligible to vest. For achievement (i) between the minimum revenue threshold and the target revenue threshold or (ii) between the target revenue threshold and the maximum revenue threshold, the actual number of 2015 PSUs in the applicable tranche that become eligible to vest would be determined by applying straight-line interpolation between the specified amounts for the applicable revenue thresholds. If we did not achieve the minimum revenue threshold for the applicable tranche, none of 2015 PSUs in that tranche would become eligible to vest.

        The fourth tranche of the 2015 PSUs will vest entirely based on revenue in 2017 against performance goals established in 2015 and using the same methodology described above.

        In February 2016, based on our actual level of achievement of the performance goals in 2015, the compensation committee determined that 122.6% of the target number of 2015 PSUs in the first tranche became eligible to vest. This is based on 2015 revenue of $741.1 million.

        The table below sets forth for Mr. Huffman (i) the total target number of 2015 PSUs, (ii) the target number of 2015 PSUs in the first tranche of the 2015 PSUs and (iii) the actual number of 2015 PSUs in the first tranche of the 2015 PSUs that became eligible to vest under the time-based vesting schedule described above:

Named Executive Officer	Total Target 2015 PSUs (#)	Target 2015 PSUs in First Tranche (#)	2015 PSUs in First Tranche Eligible to Vest (#)
Marc Huffman	14,268	3,567	4,373

Other Compensation Policies

        Benefits.    We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees: health, dental and vision insurance; life insurance; a Section 401(k) plan (U.S.-based employees only); a typical EAP or employee assistance program; short- and long-term disability insurance and accidental death and dismemberment insurance; medical and dependent care flexible spending accounts (U.S.-based employees only); and employee stock purchase plan (ESPP).

        We believe these benefits are generally consistent with those offered by companies with which we compete for employees. We do not provide special perquisites or other special benefits to our executive officers.

        Severance Compensation and Termination Protection.    Based upon a review of comparable market data at the time the arrangements were entered into in prior years, the compensation committee previously approved severance and change of control agreements with each of our named executive officers. The compensation committee believes that severance agreements are necessary to provide competitive executive compensation packages. The compensation committee also believes that change of control protection serves to minimize the distraction caused by a potential transaction and reduces the risk that a named executive officer departs our company before a transaction is consummated. We believe that a pre-existing change of control plan will allow our executive officers to focus on continuing normal business operations and ensuring the success of a potential business combination, rather than focusing on alternative employment. We also believe that providing similar change of control benefits to all of our named executive officers provides an appropriate level of consistency among the named executive officers so that their interests are aligned during a potential business combination. Severance payments and benefits are provided only upon termination of employment following a change of control of our company (a so-called "double-trigger" arrangement) so that a potential acquirer that wishes to retain a named executive officer during a transition period or over the long-term will have an opportunity to do so.

        Additional details regarding the severance payments and benefits payable to our named executive officers, including estimates of amounts payable upon termination of employment, are disclosed in the section titled "Severance and Change of Control Arrangements" contained in this proxy statement.

        Equity Award Grant Policy.    Our board of directors adopted an Equity Award Grant Policy, which was most recently amended in 2014. The Equity Award Grant Policy sets forth the material terms of stock option, RSU and PSU awards under the 2007 Equity Incentive Plan. Under the policy, equity awards for new-hires are generally granted in the middle of the second month of each fiscal quarter after the action authorizing the grants becomes effective, which is intended to follow, without much delay, our earnings announcements for the prior fiscal quarter. With respect to annual equity awards, the compensation committee adopted a policy whereby annual awards are granted in the first quarter of the calendar year to align these annual awards with the determination of the prior years' financial results and performance reviews. Our board of directors or compensation committee may approve grants that are exceptions to the policy.

        Equity Ownership Guidelines.    The compensation committee adopted equity ownership guidelines for all of our executive officers to help ensure that we maintain close alignment between the interests of our executive officers and those of our stockholders. Under our equity ownership guidelines, our chief executive officer is expected to own shares of our common stock valued at three times his annual base salary, and each other executive officer is expected to own shares of our common stock valued at one times his or her annual base salary. This guideline is subject to a five-year pro-rated phase in period for newly appointed executive officers. Unless otherwise approved by the Nominating and Governance Committee, until a director or executive officer is in compliance with our equity ownership guidelines, the guidelines require that such person refrain from selling shares of our common stock, other than to satisfy tax obligations in connection with the vesting of equity awards. At the end of 2015, all of the named executive officers were in compliance with the equity ownership guidelines.

        Policy Against Short Sales, other Put-Equivalent Investment and Hedging Transactions.    All of our directors, officers and employees are subject to our Insider Trading Compliance Policy. Our Insider Trading Compliance Policy prohibits, among other things, insiders from engaging in short-term or recurring speculative transactions in our securities, including (i) short sales, (ii) short-term trading, (iii) any short-term or speculative transaction whereby the insider could profit from a decline in our stock price, (iv) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in our stock, and (v) hedging transactions.

        Compensation Recovery Policy.    Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

  Tax Considerations

        Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to certain other highly compensated officers (other than our chief financial officer) to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of "performance-based" compensation. In addition to salary, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause a covered officer's total compensation to exceed $1,000,000. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee considers tax deductibility under Section 162(m) as a factor in compensation structure. We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer's performance.

Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (ASC 718), for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the company's financial statements (as well as the compensation tables below), even though recipients may never realize any value from their awards or a value vastly different than the value shown. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Risk Considerations

        The board of directors, in cooperation with management, reviewed our 2015 compensation programs. The board of directors believes that the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our company. We have designed our compensation programs to be balanced so that our employees are focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability. Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking. See the section titled "Risk Oversight" above for an additional discussion of risk considerations.

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report shall not be deemed to be (i) "soliciting material," (ii) "filed" with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent our company specifically incorporates it by reference into such filing.

        The compensation committee held nine (9) meetings during 2015.

        We, the compensation committee of the board of directors of NetSuite Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NetSuite's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE COMPENSATION COMMITTEE

  Deborah Farrington (Chair)
  Kevin Thompson
  Edward Zander

Compensation Committee Interlocks and Insider Participation

        During 2015, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

        The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2015. We refer to these executive officers as our "named executive officers."

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Zachary Nelson	2015		500,000	—		2,500,401		2,823,389	479,687	11,438	(4)	6,314,915
Chief Executive Officer and	2014		500,000	—		28,349,863	(5)	2,251,438	530,782	8,908	(6)	31,640,991
Director	2013		500,000	—		9,769,193	(7)	1,631,027	573,360	9,848	(8)	12,483,428
Evan Goldberg	2015		400,000	2,982	(9)	1,179,469		1,331,782	194,219	7,820	(10)	3,116,272
Chief Technology Officer	2014		400,000	—		14,932,557	(11)	1,061,985	212,781	5,380	(12)	16,612,703
and Chairman of the Board	2013		400,000	—		4,239,086	(13)	470,505	228,376	5,320	(14)	5,343,287
				—
James McGeever	2015		380,000	—		4,115,368		2,450,514	361,891	7,885	(15)	7,315,658
President and Chief	2014		380,000	—		15,535,083	(16)	1,954,064	399,534	5,380	(17)	18,274,061
Operating Officer and	2013		360,000	—		6,505,838	(18)	1,411,480	408,938	5,320	(19)	8,691,576
Director
Ronald Gill	2015		345,000	—		990,699		1,118,696	231,120	10,841	(20)	2,696,356
Chief Financial Officer	2014		345,000	—		9,735,311	(21)	892,080	253,916	8,380	(22)	11,234,687
	2013		325,000	—		3,371,439	(23)	658,673	258,398	9,320	(24)	4,622,830
Marc Huffman	2015		300,000	—		1,132,254	(25)	532,734	284,766	10,847	(26)	2,260,601
President, Worldwide Sales	2014		266,667	—		3,921,247	(27)	943,135	267,685	8,050	(28)	5,406,784
and Distribution	2013	(29)

(1)
The amounts shown in this column represent the grant date fair values for the RSUs and PSUs awarded in 2015, 2014, 2013, and 2012, respectively. The grant date fair value of the performance-based awards reflected in this column for 2015, 2014, 2013, and 2012 represents 100% of the total target number of PSUs, which was determined to be the probable outcome of the performance conditions at the date of grant. Further information regarding the 2015 awards is included in the "Grants of Plan-Based Awards in Fiscal 2015" and "Outstanding Equity Awards at December 31, 2015" tables later in this proxy statement. See Note 13 of the notes to our consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on February 24, 2016, for a discussion of all assumptions made by us in determining the values of equity awards.

(2)
The amounts shown in this column represent the grant date fair values of the stock options awarded in 2015, 2014 and 2013, respectively. See Note 13 of the notes to our consolidated financial statements contained in our 2015 Annual Report on Form 10-K filed on February 24, 2016, for a discussion of all assumptions made by us in determining the values of equity awards.

(3)
The amounts in this column represent total performance-based cash incentives earned for services rendered during 2015, 2014 and 2013 under our Performance Based Cash Incentive Plan for all named executive officers. The amount for Mr. Huffman in 2014 also includes $65,513 that was paid to him in the first quarter of 2014 before he was promoted to an executive officer under his MBO and commission plans.

(4)
Comprised of $6,000 of 401(k) matching, $1,518 of life insurance premiums, $920 for long-term disability and short-term disability premiums, and $3,000 for employer matching in a health savings account.

(5)
Includes the grant date probable value of $3,681,134 for PSUs related to tranche 3 of the PSU awards granted in 2012 (the "2012 PSUs"). The value of the maximum potential payout for such PSUs was $7,362,268. Also included is the grant date probable value of $22,209,270 of the 2014 PSUs. The value of the maximum potential payout for the 2014 PSUs is $33,313,905.

(6)
Comprised of $4,000 of 401(k) matching, $1,518 of life insurance premiums, $390 for long-term disability premiums, and $3,000 for employer matching in a health savings account.

(7)
Includes the grant date probable value of $2,697,083 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $5,394,165. Also included is the grant date probable value of $3,414,377 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs was $3,926,534. As described in Footnote 1 of the "Summary Compensation Table," the probable value of the 2013 PSU award was determined when the performance goals were established in February 2013. Please see the "Compensation Discussion and Analysis" in the proxy statement for our 2015 Annual Meeting of Stockholders for a further discussion on the 2013 PSU award and how and when the related performance goals are established.

(8)
Comprised of $4,000 of 401(k) matching, $1,518 of life insurance premiums, $330 for long-term disability premiums, and $4,000 for employer matching in a health savings account.

(9)
Comprised of $2,892 patent bonus paid in 2015.

(10)
Comprised of $6,000 of 401(k) matching, $990 of life insurance premiums, and $920 for long-term disability and short-term disability premiums.

(11)
Includes the grant date probable value of $2,667,860 for PSUs related to tranche 3 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $5,335,720. Also included is the grant date probable value of $11,104,589 of the 2014 PSUs. The value of the maximum potential payout for the 2014 PSUs is $16,656,883.

(12)
Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, and $390 for long-term disability premiums.

(13)
Includes the grant date probable value of $1,954,680 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $3,909,360. Also included is the grant date probable value of $1,658,382 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs was $3,926,534. As described in Footnote 1 of the "Summary Compensation Table," the probable value of the 2013 PSU award was determined when the performance goals were established in February 2013. Please see the "Compensation Discussion and Analysis" in the proxy statement for our 2015 Annual Meeting of Stockholders for a further discussion on the 2013 PSU award and how and when the related performance goals are established.

(14)
Comprised of a $4,000 of 401(k) matching, $990 of life insurance premiums, and $330 long-term disability premiums.

(15)
Comprised of $6,000 of 401(k) matching, $990 of life insurance premiums, and $895 for long-term disability and short-term disability premiums.

(16)
Includes the grant date probable value of $2,295,899 for PSUs related to tranche 3 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $4,591,798. Also included is the grant date probable value of $11,104,589 of the 2014 PSUs. The value of the maximum potential payout for the 2014 PSUs is $16,656,883.

(17)
Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, and $390 for long-term disability premiums.

(18)
Includes the grant date probable value of $1,682,153 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $3,364,305. Also included is the grant date probable value of $1,658,382 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs was $1,907,140. As described in Footnote 1 of the "Summary Compensation Table," the probable value of the 2013 PSU award was determined when the performance goals were established in February 2013. Please see the "Compensation Discussion and Analysis" in the proxy statement for our 2015 Annual Meeting of Stockholders for a further discussion on the 2013 PSU award and how and when the related performance goals are established.

(19)
Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, and $330 long-term disability premiums.

(20)
Comprised of $6,000 of 401(k) matching, $990 of life insurance premiums, $851 for long-term disability and short-term disability premiums, and $3,000 for employer matching in a health savings account.

(21)
Includes the grant date probable value of $987,621 for PSUs related to tranche 3 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $1,975,243. Also included is the grant date probable value of $7,773,203 of the 2014 PSUs. The value of the maximum potential payout for the 2014 PSUs is $11,659,804.

(22)
Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, $390 for long-term disability premiums, and $3,000 for employer matching in a health savings account.

(23)
Includes the grant date probable value of $726,608 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $1,447,215. Also included is the grant date probable value of $1,170,695 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs was $1,346,299. As described in Footnote 1 of the "Summary Compensation Table," the probable value of the 2013 PSU award was determined when the performance goals were established in February 2013. Please see the "Compensation Discussion and Analysis" in the proxy statement for our 2015 Annual Meeting of Stockholders for a further discussion on the 2013 PSU award and how and when the related performance goals are established.

(24)
Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, $330 for long-term disability premiums and $4,000 for employer matching in a health savings account.

(25)
Includes the total grant date probable value of $660,466 for both tranches 1 and 4 of the 2015 PSU award. The value of the maximum potential payout for such PSUs is $1,320,920. The grant date probable value for 2015 PSUs related to tranche 1 and 4 was determined in March 2015, when the performance goals were approved. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2015 PSU award and how and when the related performance goals are established.

(26)
Comprised of $6,000 of 401(k) matching, $990 of life insurance premiums, $857 for long-term disability and short-term disability premiums, and $3,000 for employer matching in a health savings account.

(27)
Includes the grant date probable value of $795,228 for PSUs related to tranche 3 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $1,590,455.

(28)
Comprised of $4,000 of 401(k) matching, $660 of life insurance premiums, $390 for long-term disability premiums, and $3,000 for employer matching in a health savings account.

(29)
Mr. Huffman was not a named executive officer of the Company in 2013, and therefore no disclosure is required in the "Summary Compensation Table" for him for that year.

Grants of Plan-Based Awards in Fiscal 2015

        The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2015. For more information, please refer to the section titled "Executive Compensation—Compensation Discussion and Analysis."

										All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(5)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)
			Comp. Committee Approval Date
Name	Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Zachary Nelson	Option	3/9/15	3/9/15	—	—	—	—	—	—	—	79,460	92.58	2,823,389
	RSU	3/9/15	3/9/15	—	—	—	—	—	—	27,008	—	—	2,500,401
	Bonus	N/A	—	93,750	500,000	781,250	—	—	—	—	—	—	—
Evan Goldberg	Option	3/9/15	3/9/15	—	—	—	—	—	—	—	37,481	92.58	1,331,782
	RSU	3/9/15	3/9/15	—	—	—	—	—	—	12,740	—	—	1,179,469
	Bonus	N/A		37,500	200,000	312,500	—	—	—	—	—	—	—
James McGeever	Option	3/9/15	3/9/15	—	—	—	—	—	—	—	68,966	92.58	2,450,514
	RSU	3/9/15	3/9/15	—	—	—	—	—	—	23,441	—	—	2,170,168
	RSU	8/15/15	7/21/15	—	—	—	—	—	—	20,000	—	—	1,945,200
	Bonus	N/A		71,250	380,000	593,750	—	—	—	—	—	—	—
Ronald Gill	Option	3/9/15	3/9/15	—	—	—	—	—	—	—	31,484	92.58	1,118,696
	RSU	3/9/15	3/9/15	—	—	—	—	—	—	10,701	—	—	990,699
	Bonus	N/A		44,625	238,000	371,875	—	—	—	—	—	—	—
Marc Huffman	Option	3/9/15	3/9/15	—	—	—	—	—	—	—	14,993	92.58	532,734
	RSU	3/9/15	3/9/15	—	—	—	—	—	—	5,096	—	—	471,788
	PSU	3/9/15	3/9/15	—	—	—	1,784	7,134	14,268	—	—	—	660,466	(6)
	Bonus	N/A		56,250	300,000	468,750	—	—	—	—	—	—	—

(1)
Represents awards granted under our 2015 Cash Incentive Plan, which were earned based on performance in 2015. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table shows the actual awards earned in 2015 by our named executive officers under our 2015 Cash Incentive Plan.

(2)
Represents the 2015 PSU awards. These columns show the portion of the 2015 PSU awards that could become eligible to vest at threshold, target and maximum levels based on performance conditions established in 2015. Footnote 19 to the "Outstanding Equity Awards at December 31, 2015" table includes the actual amounts earned in 2015 by our named executive officers. The awards were granted under our 2007 Equity Incentive Plan. The probable value for 2015 PSUs was determined in February 2015 when the performance goals were approved. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2015 PSU awards and how and when the related performance goals are established.

(3)
This column represents awards of RSUs granted under our 2007 Equity Incentive Plan.

(4)
This column represents awards of stock options granted under our 2007 Equity Incentive Plan.

(5)
Amounts in this column represent the grant date fair value of stock options, RSUs and PSU awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted. For RSUs and PSUs determined based on meeting certain company-wide financial performance goals, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant by (y) the number of units awarded. For the PSUs, this amount is based on tranches 1 and 4 of the 2015 PSU award, in each case, which performance goals were established in 2015.

(6)
The grant date fair value for the PSUs shown in the table represents 100% of tranches 1 and 4 of the 2015 PSU award, which was determined to be the probable outcome of the performance conditions related to the awards at or near the date of grant. In February 2016, the compensation committee determined that 4,373 shares related to tranche 1 of the 2015 PSU award were earned based on achievement of company goals. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2015 PSU awards and how and when the related performance goals are established.

Outstanding Equity Awards at December 31, 2015

        The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2015. Values in this table are calculated based on the closing price of the Company's common stock of $84.62 on December 31, 2015, the last trading day in fiscal 2015.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Nelson	03/07/11	24,531	(1)	—	—	29.32	03/07/21
	03/06/12	27,413	(2)	1,827	—	46.78	03/03/22
	03/06/12							896	(3)	75,820
	03/29/12							47,834	(4)	4,047,713
	03/19/13	33,341	(5)	15,156	—	75.18	03/19/23
	03/19/13							15,204	(6)	1,286,562
	03/19/13							16,441	(7)	1,391,237
	12/12/13										31,366	(8)	2,654,191
	03/17/14	24,556	(9)	31,576	—	102.61	03/17/24
	03/17/14							13,483	(10)	1,140,931
	03/17/14							30,162	(11)	2,552,308
	08/15/14										238,067	(12)	20,415,230
	03/09/15	14,899	(13)	64,561	—	92.58	03/09/25
	03/09/15							21,944	(14)	1,856,901
Evan Goldberg	08/15/08	28,771	(1)	—	—	17.25	08/14/18
	08/15/09	9,686	(1)	—	—	13.35	08/14/19
	03/03/10	16,250	(1)	—	—	12.40	03/03/20
	03/07/11	12,800	(1)	—	—	29.32	03/07/21
	03/06/12	19,869	(2)	1,325	—	46.78	03/03/22
	03/06/12							649	(3)	54,918
	03/29/12							34,668	(4)	2,933,606
	03/19/13	9,618	(5)	4,372	—	75.18	03/19/23
	03/19/13							2,602	(6)	220,181
	03/19/13							11,915	(7)	1,008,247
	12/12/13										15,235	(8)	1,289,186
	03/17/14	11,582	(9)	14,895	—	102.61	03/17/24
	03/17/14							6,360	(10)	538,183
	03/17/14							21,861	(11)	1,849,878
	08/15/14										119,033	(12)	10,072,572
	03/09/15	7,027	(13)	30,454	—	92.58	03/09/25
	03/09/15							10,351	(14)	875,902
James McGeever	03/06/12	1,142	(2)	1,142	—	46.78	03/03/22
	03/06/12							560	(3)	47,387
	03/29/12							29,834	(4)	2,524,553
	03/19/13	4,372	(5)	13,116	—	75.18	3/19/23
	03/19/13							13,157	(6)	1,113,345
	03/19/13							10,254	(7)	867,693
	12/12/13										15,235	(8)	1,289,186
	03/17/14	21,313	(9)	27,405	—	102.61	03/17/24
	03/17/14							11,702	(10)	990,223
	03/17/14							18,813	(11)	1,591,956
	08/15/14										119,033	(12)	10,072,572
	03/09/15	7,183	(13)	56,036	—	92.58	03/09/25
	03/09/15							19,046	(14)	1,611,673
	08/15/15							18,750	(15)	1,586,625
Ronald Gill	03/03/10	6,141	(1)	—	—	12.40	03/03/20
	08/15/10	3,333	(1)	—	—	16.86	08/15/20
	03/07/11	3,535	(1)	—	—	29.32	03/07/21
	03/06/12	10,543	(2)	703	—	46.78	03/03/22
	03/06/12							344	(3)	29,109
	03/29/12							12,834	(4)	1,086,013
	03/19/13	13,464	(5)	6,121	—	75.18	03/19/23
	03/19/13							6,140	(6)	519,567
	03/19/13							4,411	(7)	373,259
	12/12/13										10,755	(8)	910,088
	03/17/14	9,730	(9)	12,511	—	102.61	03/17/24
	03/17/14							5,342	(10)	452,040
	03/17/14							8,094	(11)	684,914
	08/15/14										83,323	(12)	7,050,792
	03/09/15	5,902	(13)	25,582	—	92.58	03/09/25
	03/09/15							8,695	(14)	735,771
Marc Huffman	03/06/12	1,124	(2)	562	—	46.78	03/03/22
	03/06/12							276	(3)	23,355
	03/29/12							10,334	(4)	874,463
	03/19/13							3,552	(7)	300,570
	11/15/13							4,732	(16)	400,422
	03/17/14							6,517	(11)	551,469
	05/15/14	5,641	(17)	20,448	—	71.78	05/15/24
	05/15/14							27,219	(18)	2,303,272
	03/09/15	2,812	(13)	12,181	—	92.58	03/09/25
	03/09/15							4,140	(14)	350,327
	03/09/15										7,940	(19)	671,883

(1)
The shares subject to these options have fully vested.

(2)
These options vest in forty-eight (48) equal monthly installments beginning on April 6, 2012 subject to continued service with us.

(3)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. The RSUs fully vested on March 6, 2016.

(4)
These amounts represent 109.67% of tranche 1 of the 2012 PSU award plus 100% of tranche 4 of the 2012 PSU award. On February 15, 2013, the compensation committee determined that 109.67% of tranche 1 was earned based upon the achievement of the company performance goals in 2012. Actual award amounts earned were 39,345, 28,515, 24,539, 10,556 and 8,500 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Huffman, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. In February 2015, the compensation committee determined that 200.0% of tranche 4 was earned based upon the achievement of the company performance goals in 2014. Actual award amounts earned were 35,875, 26,000, 22,375, 9,625 and 15,500 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Huffman, respectively. These awards also have a three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us.

(5)
These options vest in forty-eight (48) equal monthly installments beginning on April 19, 2013 subject to continued service with us.

(6)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 19, 2017.

(7)
These amounts represent 137.48% of tranche 2 of the 2012 PSU award. On February 11, 2014, the compensation committee determined that 137.48% of tranche 2 was earned based upon the achievement of the company performance goals in 2013. Actual award amounts earned were 49,321, 35,745, 30,762, 13,233 and 10,655 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Huffman, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us.

(8)
These amounts represent 86.5% of the 2013 PSU award. In February 2016, the compensation committee determined that 86.5% of the 2013 PSU award was earned based upon the achievement of the company performance goals in 2015. Actual award amounts earned were 31,366, 15,235, 15,235 and 10,755 shares for each of Messrs. Nelson, Goldberg, McGeever and Gill, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us.

(9)
These options vest in forty-eight (48) equal monthly installments beginning on April 14, 2014 subject to continued service with us.

(10)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 17, 2018.

(11)
These amounts represent 126.11% of tranche 3 of the 2012 PSU award. On February 9, 2015, the compensation committee determined that 126.11% of tranche 3 was earned based upon the achievement of the company performance goals in 2014. Actual award amounts earned were 45,242, 32,789, 28,218, 12,139 and 9,774 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Huffman, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us.

(12)
These amounts represent 100% of the 2014 PSU award. The compensation committee will assess the performance conditions related to the 2014 PSU following 2017 in accordance with the terms approved. Any approved 2014 PSU will become eligible to vest beginning in 2018.

(13)
These options vest in forty-eight (48) equal monthly installments beginning on April 3, 2015 subject to continued service with us.

(14)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 9, 2019.

(15)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2019.

(16)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on November 15, 2017.

(17)
These options vest in forty-eight (48) equal monthly installments beginning on June 15, 2014 subject to continued service with us.

(18)
These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on May 15, 2018.

(19)
These amounts represent 122.57% of tranche 1 of the 2015 PSU award plus 100% of tranche 4 of the 2015 PSU award. In February 2016, the compensation committee determined that 122.57% was earned based upon the achievement of the company performance goals in 2015. The actual award amount earned was 4,373 shares. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. The compensation committee will assess the performance conditions related to tranche 4 following 2017 in accordance with the terms approved. Any earned tranche 4 shares will become eligible to vest beginning in 2018 based on the same vesting schedule described above. Please see the "Compensation Discussion and Analysis" for a further discussion on the 2015 PSU awards and how and when the related performance goals are established.

Option Exercises and Stock Awards Vesting During 2015

        The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during 2015 by each of the named executive officers. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized on vesting of stock awards is calculated based on the closing market price of our common stock on the vesting date of the RSU or PSU, as applicable.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Zachary Nelson	231,506	17,531,721	96,469	9,512,908
Evan Goldberg	10,417	823,619	60,386	6,028,836
James McGeever	34,984	830,666	67,064	6,550,642
Ronald Gill	—	—	29,453	2,876,825
Marc Huffman	12,281	514,124	30,400	2,973,425

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance and Change of Control Arrangements

        We entered into severance and change of control agreements that require specific payments and benefits to be provided to our named executive officers in the event of termination of employment. Pursuant to the severance and change of control agreements, upon an executive's termination by us (other than for Cause or upon the executive's death or disability), not in connection with a change of control, then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance benefits, subject to the executive's continued compliance with covenants under the agreement:

  •
  continuing payments of base salary for 12 months from the date of such termination;

  •
  a pro-rated amount of the executive's target performance-based cash incentive for the year of termination based on the period of time the executive had been employed during the year of termination, except that Mr. Huffman's severance and change of control agreement provides for a pro-rated lump-sum payment equal to 100% of the bonus he would have received if he remained employed through the applicable period and/or payment date if he participates in a cash bonus plan intended to qualify as Section 162(m) performance-based compensation;

  •
  accelerated vesting for the executive's outstanding equity awards as follows:

  •
  With respect to Messrs. Nelson, McGeever, and Goldberg, accelerated vesting as to the portion of the outstanding equity award that would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date;

  •
  With respect to Messrs. Gill and Huffman, accelerated vesting as to the portion of the outstanding equity award that: (i) for service-based vesting awards, would have otherwise vested during the 12-month period following termination as if the executive had remained employed by us through such date and equity awards, and (ii) for performance-based vesting awards, would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date, but only to the extent that the administrator determines the performance criteria would have been achieved;

  •
  all named executive officers will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards, except that any stock options, stock appreciation rights or similar equity awards granted to Mr. Huffman prior to the effective date of his employment agreement shall be governed the exercise limitations stated in the applicable agreement;

  •
  outplacement services for up to 12 months following such termination; and

  •
  health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

        Pursuant to the severance and change of control agreements, upon an executive's termination by us (other than for Cause, or the executive's death or disability) or upon the executive's resignation from such employment for Good Reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance:

  •
  a lump sum payment of 12 months of base salary;

  •
  a lump sum amount equal to the executive's target performance-based cash incentive for the year of termination, or, if greater, as in effect immediately prior to the change of control;

  •
  accelerated vesting for the executive's outstanding equity awards as follows:

  •
  With respect to Messrs. Nelson, McGeever, and Goldberg, accelerated vesting of 100% of the executive's outstanding equity awards;

  •
  With respect to Messrs. Gill and Huffman, in an amount equal to: (i) for service-based vesting awards, 100% acceleration, and (ii) for performance-based vesting awards, 100% vesting at target levels, excepts that, with respect to Mr. Huffman, if we estimated the likely achievement for financial accounting purposes in the fiscal quarter ending immediately prior to the change in control, vesting only to the extent achievement was estimated;

  •
  all named executive officers will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards, except any stock options, stock appreciation rights or similar equity awards granted to Mr. Huffman prior to the effective date of his employment agreement shall be governed by the exercise limitations stated in the applicable agreement;

  •
  outplacement services for up to 12 months following such termination; and

  •
  health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

        In the event any payment to Messrs. Nelson, Goldberg, or McGeever is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such officer will be entitled to receive an additional cash payment from us equal to the sum of the excise tax and all cumulative income taxes relating to the cash payment. In the event any payment to Mr. Gill or Mr. Huffman would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Gill or Mr. Huffman, as applicable, will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

        Under the change of control agreements, the following definitions are used:

        "Cause" means:

  (i)
  executive's failure to devote sufficient time and effort to the performance of his or her duties;

  (ii)
  executive's continued failure to perform his or her employment duties;

  (iii)
  executive's repeated unexplained or unjustified absences from the Company;

  (iv)
  executive's material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company;

  (v)
  executive's refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company;

  (vi)
  executive's commission of any act of fraud with respect to the company; or

  (vii)
  executive's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the board of directors of the Company.

        The Company may not terminate the employment of an executive under clause (i), (ii), or (iii) above unless the Company (1) provides executive with a written notice that specifically sets forth the factual basis to support the Company's right to terminate executive's employment under clause (i), (ii), or (iii) above, and (2) permits executive to cure such failure, to the Company's satisfaction, within 10 business days after receiving such notice.

        "Change of Control" means the occurrence of any of the following:

  (i)
  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC, that becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by, or more than 50% of the fair value of, the Company's then outstanding voting securities; provided, however, that for this purpose, the acquisition of additional securities by any one person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change of Control. Tako Ventures, LLC, which is affiliated with Lawrence J. Ellison, transferred shares of our common stock into NetSuite Restricted Holdings LLC prior to our initial public offering; or

  (ii)
  Any action or event occurring within a one-year period, as a result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are directors of the Company as of the date the agreement was entered into, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

  (iii)
  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

  (iv)
  A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), a transfer of assets by the Company to any of the following shall not constitute a change in the ownership of a substantial portion of the Company's assets: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's securities; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

    Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A(a)(2)(A)(v) shall be not be considered a Change of Control for purposes of the change of control and severance agreements.

        "Good Reason" means executive's resignation within thirty (30) days following the expiration of any company cure period following the occurrence of one or more of the following, without the executive's written consent:

  (i)
  the significant reduction of executive's duties, authority, responsibilities, job title or reporting relationships relative to executive's duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute "Good Reason";

  (ii)
  a reduction of more than five percent of executive's base salary in any one year;

  (iii)
  a reduction by more than ten percent of executive's target total annual cash compensation in any one year (which consists of executive's base salary plus target performance-based cash incentive compensation);

  (iv)
  the material change in the geographic location at which executive must perform services (for these purposes, the relocation of executive to a facility that is more than twenty-five (25) miles from executive's current employment location will be considered material);

  (v)
  the failure of the Company to obtain assumption of the severance and change of control agreement by any successor; and

  (vi)
  the breach by the Company of a material provision of the severance and change of control agreement.

For purposes of clause (i), executive's duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the Company remains the President and Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remain a member of the executive officer management staff of the Company business or the business with which such business is operationally merged or subsumed. Executive cannot resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that executive believes constitutes "Good Reason" specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Potential Payment upon Termination

        The table and footnotes below outlines the potential payments and benefits payable to each named executive officer in the event of termination not in connection with a change of control ("Change of Control") or following a Change of Control as if such termination event had occurred on December 31, 2015.

Triggering Event	Salary ($)	Performance- based Cash Incentive(1) ($)	Accelerated Stock Options(2) ($)	Accelerated Restricted Stock Units ($)	Accelerated Performance Awards(3) ($)	Health Care Benefits ($)	Outplacement Benefits ($)	280G Gross-Up Payments ($)	Total ($)
Zachary Nelson
Termination Without Cause Not in Connection with a Change of Control(4)	$500,000	$500,000	$183,594	$2,183,534	$6,018,344	$18,843	$15,000	$0	$9,419,315
Termination Without Cause or Constructive Termination after a Change of Control(5)	$500,000	$500,000	$212,206	$4,360,215	$30,790,679	$18,843	$15,000	$0	$36,396,943
Evan Goldberg
Termination Without Cause Not in Connection with a Change of Control(6)	$400,000	$200,000	$83,159	$739,833	$4,044,413	$21,547	$15,000	$0	$5,503,951
Termination Without Cause or Constructive Termination after a Change of Control(7)	$400,000	$200,000	$91,410	$1,689,184	$17,153,489	$21,547	$15,000	$0	$19,570,630
James McGeever
Termination Without Cause Not in Connection with a Change of Control(8)	$380,000	$380,000	$142,267	$2,297,179	$3,570,456	$21,547	$15,000	$0	$6,806,449
Termination Without Cause or Constructive Termination after a Change of Control(9)	$380,000	$380,000	$167,028	$5,349,253	$16,345,961	$21,547	$15,000	$0	$22,658,789
Ronald Gill
Termination Without Cause Not in Connection with a Change of Control(10)	$345,000	$238,000	$72,829	$872,094	$1,713,640	$18,843	$15,000	$0	$3,275,405
Termination Without Cause or Constructive Termination after a Change of Control(11)	$345,000	$238,000	$84,384	$1,736,487	$10,105,067	$18,843	$15,000	$0	$12,542,780
Marc Huffman
Termination Without Cause Not in Connection with a Change of Control(12)	$300,000	$300,000	$129,905	$1,252,714	$1,136,785	$18,843	$15,000	$0	$3,153,248
Termination Without Cause or Constructive Termination after a Change of Control(13)	$300,000	$300,000	$283,818	$3,077,376	$3,002,064	$18,843	$15,000	$0	$6,997,101

(1)
In the event of a termination without Cause and not in connection with a Change of Control, incentive bonus is calculated as a pro rata amount based on elapsed time in the current bonus period. The bonus amount shown assumes 100% of the target bonus under the Executive Bonus Plan for 2015. Actual year 2015 bonuses earned by each named executive officer are reported in the Summary Compensation Table.

(2)
Amount reflects the difference between the closing sales price of our common stock on December 31, 2015 ($84.62) and the option exercise price per share.

(3)
Amount shown includes the amount of the 2013 PSUs that became eligible to vest (86.5% of target) and the amount of the 2015 PSUs that became eligible to vest (122.6% of target for the first tranche), as approved by the compensation committee in February 2016.

(4)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 47,851 option awards, 25,804 RSUs, and 71,122 PSUs.

(5)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 113,120 option awards, 51,527 RSUs and 363,870 PSUs.

(6)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 20,813 option awards, 8,743 RSUs, and 47,795 PSUs.

(7)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 51,046 option awards, 19,962 RSUs and 202,712 PSUs.

(8)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 41,057 option awards, 27,147 RSUs and 42,194 PSUs.

(9)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 97,699 option awards, 63,215 RSUs, and 193,169 PSUs.

(10)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 19,030 option awards, 10,306 RSUs, and 20,251 PSUs.

(11)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 44,917 option awards, 20,521 RSUs, and 119,417 PSUs.

(12)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 12,771 option awards, 14,804 RSUs, and 13,434 PSUs.

(13)
As of December 31, 2015, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 33,191 option awards, 36,367 RSUs, and 35,477 PSUs.

DIRECTOR COMPENSATION

        It is the general policy of the board of directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or attendance at director education programs. Other than as provided below, there were no other arrangements pursuant to which any non-employee director was compensated during the year ended December 31, 2015 for service as a member of our board of directors. We do not provide any retirement benefits or other perquisites to our non-employee directors.

Cash Compensation

        During 2015, our non-employee directors were paid an annual cash retainer for serving on the board, plus additional cash retainers based on their committee service and service as the lead independent director. These annual cash retainers, which were paid quarterly in advance, were:

Position	Annual Retainer
Board Member	$45,000
Lead Independent Director	$20,000
Audit Committee Chair	$26,000
Audit Committee Member (non-chair)	$12,000
Compensation Committee Chair	$17,000
Compensation Committee Member (non-chair)	$8,000
Nominating & Governance Committee Chair	$15,000
Nominating & Governance Committee Member (non-chair)	$4,000
Corporate Development Committee Chair	$15,000
Corporate Development Member (non-chair)	$4,000

        Under our director compensation policy, for the first full year of service, the annual cash compensation paid to our non-employee directors shall be prorated based on the number of months served up until the first Annual Meeting of Stockholders after their service commences. This did not apply for any of our non-employee directors in 2015 as they all joined the board of directors prior to 2015.

        In addition to the annual cash retainers, each non-employee director was eligible to receive an additional meeting fee for board and committee meetings only to the extent that such board or committee meetings exceed certain thresholds. In 2015, those thresholds and per meeting fee amounts were as follows:

Type of Meeting	Meeting Fee	Threshold
Board of Directors	$1,500	Exceeds 10 meetings per calendar year
Audit Committee	$1,000	Exceeds 10 meetings per calendar year
Compensation Committee	$1,000	Exceeds 6 meetings per calendar year
Nominating and Governance Committee	$1,000	Exceeds 6 meetings per calendar year
Corporate Development Committee	$1,000	Exceeds 6 meetings per calendar year

        Neither of our employee-directors received compensation during 2015 for service as a member of our board of directors.

Equity Compensation

        Under our Equity Award Grant Policy, eligible non-employee directors receive a series of automatic option grants and RSU awards over their period of service on the board of directors. Those automatic option grants and RSU awards are as follows:

        Initial Grant.    At the time of his or her initial election or appointment to the board of director, each new non-employee director is granted an option to purchase shares of our common stock and a RSU award for shares of our common stock on or about the date such person becomes a non-employee director. The size of these grants is a pro-rated percentage of the Annual Grant based on which fiscal quarter the new director joins the board of directors.

        Annual Grant.    Each year thereafter, on the date of our Annual Meeting of Stockholders, each non-employee director (if such non-employee director served on the board for at least six months preceding the annual meeting) is granted a stock option to purchase shares of our common stock with a grant date value (determined using the Black-Scholes option pricing model) of approximately $100,000 and a RSU award with a grant date value of approximately $200,000 as of the date of the grant.

        Vesting Terms.    The shares subject to any option award will vest monthly over a one-year period with the first installment vesting on the one month anniversary of the date of grant, subject to the director's continued service on the board of directors. The RSU award will vest 100% on the earlier of (i) the date of the next annual meeting following the date of grant or (ii) December 31 of the calendar year following the calendar year in which the grant occurs, subject to the director's continued service on the board. In the event of a change of control of the Company, the remaining unvested options and RSU awards granted to our non-employee directors shall vest 100%.

        Each option grant shall have an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of ten years.

        The Equity Award Grant Policy also provides that non-employee directors are eligible to receive discretionary awards in addition to those covered by the automatic grant program. The board or its applicable committee retains the authority to revise the Equity Award Grant Policy as it deems appropriate from time to time.

        Equity Ownership Guidelines.    Our board of directors adopted Equity Ownership Guidelines that provide that each non-employee director is expected to own shares of the Company's stock valued of at least three (3) times his or her annual cash retainer fee for service on the board of directors. This guideline is subject to a five-year pro-rated phase in period. At the end of 2015, all of the non-employee directors were in compliance with the Equity Ownership Guidelines.

Non-Employee Director Compensation For the Year Ended December 31, 2015

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
William Beane III	45,000	200,081	99,959	345,040
Deborah Farrington	102,000	200,081	99,959	405,040
Steven Gomo	75,000	200,081	99,959	375,040
Catherine R. Kinney	72,000	200,081	99,959	372,040
Kevin Thompson	68,000	200,081	99,959	368,040
Edward Zander	75,000	200,081	99,959	375,040

(1)
Non-employee directors are paid director fees on a quarterly basis prior to the start of each quarter. As a result, this table includes fees for services provided in the first quarter of 2015 that were paid in December 2014 (prior to the beginning of our 2015 fiscal year) and fees paid in 2015 for services provided in 2015, but does not include fees paid in December 2015 (during our 2014 fiscal year) for services provided during the first quarter of fiscal year 2016.

(2)
Below is a breakdown of the fees earned in cash for the year ended December 31, 2015 for each of the directors set forth above:

Name	Annual Board Retainer and Fees ($)	Audit Committee Retainer and Fees ($)	Comp Committee Retainer and Fees ($)	Nom & Gov Committee Retainer and Fees ($)	Corp Development Committee Retainer and Fees ($)	Lead Independent Director Retainer ($)	Total ($)
William Beane III	45,000	—	—	—	—	—	45,000
Deborah Farrington	45,000	12,000	17,000	4,000	4,000	20,000	102,000
Steven Gomo	45,000	26,000	—	—	4,000	—	75,000
Catherine R. Kinney	45,000	12,000	—	15,000	—	—	72,000
Kevin Thompson	45,000	12,000	8,000	—	—	—	65,000
Edward Zander	45,000	—	8,000	4,000	15,000	—	72,000
(3)
Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the "Stock Awards" and "Option Awards" columns represents the dollar amounts of the aggregate grant date fair value of directors' option awards and restricted stock unit awards granted in 2015 calculated in accordance with SEC rules.

Additional Information With Respect to Outstanding Equity Awards Held by Non-Employee Directors

Name	Grant Date	Option Awards Outstanding Granted Prior to 2015(#)(1)	Stock Awards Granted During 2015(#)(2)	Option Awards Granted During 2015 (#)(1)	Grant Date Fair Value of Stock and Option Awards Granted in 2015($)(3)
William Beane III	6/13/12	1,181	—	—
	5/22/13	2,552	—	—
	6/11/14	3,194	—	—	—
	6/10/15	—	2,197	—	200,081
	6/10/15	—	—	2,868	99,959

Total:		6,927	2,197	2,868	300,040

Deborah Farrington	12/13/07	7,322	—	—
	12/19/07	4,561	—	—
	5/29/08	2,678	—	—
	5/26/11	4,081	—	—
	6/13/12	3,543	—	—
	5/22/13	2,552	—	—
	6/11/14	3,194	—	—
	6/10/15	—	2,197	—	200,081
	6/10/15	—	—	2,868	99,959

Total:		27,931	2,197	2,868	300,040

Steven Gomo	3/20/12	5,900	—	—
	5/22/13	2,552	—
	6/11/14	3,194	—	—
	6/10/15	—	2,197	—	200,081
	6/10/15	—	—	2,868	99,959

Total:		11,646	2,197	2,868	300,040

Catherine R. Kinney	3/27/09	6,000	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	3,543	—	—
	5/22/13	2,552	—	—
	6/11/14	3,194	—	—
	6/10/15	—	2,197	—	200,081
	6/10/15	—	—	2,868	99,959

Total:		29,039	2,197	2,868	300,040

Kevin Thompson	6/13/12	1,773	—	—
	5/22/13	2,552	—	—
	6/11/14	3,194	—	—
	6/10/15	—	2,197	—	200,081
	6/10/15	—	—	2,868	99,959

Total:		7,519	2,197	2,868	300,040

Edward Zander	6/17/09	30,000	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	3,543	—	—
	5/22/13	2,552	—	—
	6/11/14	3,194	—	—
	6/10/15	—	2,197	—	200,081
	6/10/15	—	—	2,868	99,959

Total:		53,039	2,197	2,868	300,040

(1)
Includes both vested and unvested options to purchase our common stock.

(2)
Includes unvested RSU awards.

(3)
Amounts in this column represent the grant date fair value of stock options and RSU awards. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For RSU awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of shares awarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions with Executive Officers and Directors

        Since 2008, we and the Oakland Athletics ("Athletics") have entered into multi-year sponsorship agreements for in-stadium signage. The agreements and related amendments also provide the Athletics with the right to use our on-demand application services. In January 2007, William Beane, III, the General Manager of the Athletics, became a member of our board of directors. During the year ended December 31, 2015, the Company entered into a $495,000 amendment to the sponsorship agreement. We paid the Athletics $447,000, $450,000 and $464,000 for in-stadium signage and services received in the years ended December 31, 2015, 2014 and 2013, respectively. In connection with the on-demand services provided to the Oakland Athletics, the Company recognized $32,000, $40,000 and $22,000 in revenue during the years ended December 31, 2015, 2014 and 2013.

        During 2013, we entered into license and professional services agreements with various customers that share a common investor, StarVest Partners, L.P. A member of our board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P. These customers include Host Analytics, PeopleMatter, Ramp Holdings Pty Ltd, Veracode and Xignite for the year ended December 31, 2015. During the year ended December 31, 2015, these customers purchased $268,000 in total services from us and paid us $267,000, $143,000 and $282,000 in the years ended December 31, 2015, 2014 and 2013, respectively. In connection with the license agreements discussed above, the Company recognized $190,000, $154,000 and $142,000 in revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

        In August 2006, we entered into a license agreement with a division of MetLife, Inc. ("MetLife"). A member of the Company's board of directors, Catherine R. Kinney, became a member of MetLife's board in April 2009. We and MetLife have renewed the license agreement and we have sold additional services to MetLife at various points in time. During the year ended December 31, 2015, MetLife purchased $138,000 in total services and paid us $139,000, $130,000 and $82,000 for the use of its services in the year ended December 31, 2015, 2014 and 2013, respectively. In connection with the services performed for MetLife, we recognized $135,000, $129,000 and $75,000 in revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

        In August 2006, we entered into a license agreement with SolarWinds, Inc. ("SolarWinds"). A member of our board of directors, Kevin Thompson, is the President and Chief Executive Officer of SolarWinds. We and SolarWinds have renewed the licensing agreement and we have sold SolarWinds additional services at various points in time. During the year ended December 31, 2015, SolarWinds purchased $3.2 million in total services and paid us $1.1 million, $743,000 and $756,000 for the use of its services for the years ended December 31, 2015, 2014 and 2013, respectively. In connection with the services performed for SolarWinds, wey recognized $888,000, $661,000 and $665,000 in revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

        In December 2012, we entered into a license agreement with EVault, Inc. ("EVault"). A member of our board of directors, Edward Zander, is a member of EVault's parent company board of directors. EVault paid us $490,000, $364,000 and $387,000 for the use of its services for the years ended December 31, 2015, 2014, and 2013, respectively. In connection with the services performed for EVault, we recognized $298,000, $288,000 and $196,000 in revenue for the years ended December 31, 2015, 2014, and 2013, respectively.

        In November 2009, we entered into a license agreement with Trustwave Holdings Inc. ("Trustwave"). Our Chief Executive Officer, Zachary Nelson, became a member of Trustwave's board of directors in June 2011. We and Trustwave have renewed the license agreement and we have sold additional services to Trustwave at various points in time. Trustwave paid the Company $494,000, $215,000, and $656,000 for the use of its services during the years ended December 31, 2015, 2014 and 2013, respectively. In connection with the services performed for Trustwave, we recognized $759,000, $613,000 and $554,000 in revenue for the years ended December 31, 2015, 2014 and 2013, respectively. Additionally, the Company purchased $174,000 in services from Trustwave in 2014.

        In December 2011, we entered into a license and support agreement with Cornerstone OnDemand ("Cornerstone"). Our President and Chief Operating Officer, James McGeever, is a member of

Cornerstone's board of directors. We and Cornerstone have renewed the license agreement and we have sold additional services to Cornerstone at various points in time. During the year ended December 31, 2015, Cornerstone purchased $732,000 in total services and Cornerstone paid us $617,000, $476,000 and $279,000 in the years ended December 31, 2015, 2014 and 2013, respectively. In connection with the services performed for Cornerstone, we recognized $641,000, $467,000 and $138,000 in revenue for the years ended December 31, 2015, 2014 and 2013, respectively. During the years ended December 31, 2015, 2014 and 2013, we purchased $266,000, $160,000 and $230,000, respectively, in services and paid $161,000, $169,000 and $212,000, respectively, in fees to Cornerstone.

        In June 2013, we entered into a license and support agreement with Twilio Inc. ("Twilio"). Our President and Chief Operating Officer, James McGeever, is a member of Twilio's board of directors. We and Twilio have renewed the license agreement and we have sold additional services to Twilio at various points in time. During the year ended December 31, 2015, Twilio purchased $260,000 in total services from us and paid us $260,000. In connection with the services performed for Twilio, we recognized $264,000 and $194,000 in revenue for the years ended December 31, 2015 and 2014, respectively.

        In September 2009, the Company entered into a license agreement with HubSpot, Inc. ("HubSpot"). Our Chief Financial Officer, Ron Gill, became a member of HubSpot's board of directors in November 2012. We and HubSpot have renewed the license agreement and we have sold additional services to HubSpot at various points in time. During the year ended December 31, 2015, HubSpot purchased $228,000 in total services and paid us $234,000, $169,000 and $33,000 during the years ended 2015, 2014 and 2013, respectively, for the use of its services. In connection with the services performed for HubSpot, we recognized $173,000, $103,000 and $56,000 in revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

Employment Arrangements and Indemnification Agreements

        We have entered into revised severance and change of control agreements with each of our executive officers. See the section titled "Severance and Change of Control Arrangements—Potential Payment upon Termination" for a description of these agreements.

        We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our current certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with our Significant Stockholder

        From 2005 to the present, we have entered into various software license agreements and related technical support agreements with Oracle USA, Inc., an affiliate of Oracle Corporation. Lawrence J. Ellison, who beneficially owns a significant portion of our common stock, is the Executive Chairman and Chief Technology Officer, a director and a principal stockholder of Oracle Corporation ("Oracle").

        In October 2007, we entered into a perpetual software license agreement with Oracle USA to license Oracle database and application server software, along with technical support. This license had a 42 month term that allowed the Company to download an unlimited number of perpetual licenses and was financed pursuant to a note issued to Oracle USA. The Company also purchased the initial 12 months of technical support services under the agreement, which was renewed in 2008 and 2009. The October 2007 agreement replaced the support portion of the product orders made under the April 2005 and May 2007 agreements. The October 2007 agreement required us to pay $4.7 million for the net license fees in 12 equal quarterly installments through 2010 and annual payments of $1.4 million for the technical support fees. We financed the $4.7 million license fees and the first year support pursuant to a note issued to Oracle Credit Corporation. The note bore interest at a rate of 6.20% per annum. We paid the remaining principal of $1.9 million during the year ended December 31, 2010. Interest payments on these notes were $65,000 during the year ended December 31, 2010.

        In November 2009, we entered into an amendment to the perpetual software license agreement with Oracle USA. The November 2009 amendment provided that we would pay a one-time fee of $210,000. We also paid an additional $46,200 per year in additional support fees. For the year ended December 31, 2010, the Company paid $786,000 to Oracle USA for support fees.

        In May 2010, we entered into a second amendment to the perpetual software license agreement with Oracle USA. The amendment provided for a 37 month extension of unlimited licenses to the October 2007 license agreement from Oracle and for us to pay a one-time fee of $5.2 million to extend the term whereby we were able to download unlimited licenses from April 30, 2011 to May 31, 2014. The amendment also provided for technical support services. We paid $1.2 million for the support services from June 1, 2010 to May 31, 2011. We financed the fees due under the amendment pursuant to a note issued to Oracle Credit Corporation. The note bore interest at a rate of 2.12% per annum with payments scheduled over the term of the amendment. We paid principal of $1.8 million during the year ended December 31, 2010. Interest payments on the May 2010 note were $56,000 during the year ended December 31, 2010. We paid $2.9 million during the year ended December 31, 2011 including $1.8 million related to support services renewed in May 2011 and $1.1 million related to software services. Interest payments on the May 2010 note totaled $109,000 during the year ended December 31, 2011. We paid $3.9 million during the year ended December 31, 2012, including $2.3 million related to support services renewed in May 2012 and $1.6 million related to software services. Interest payments on the May 2010 note totaled $82,000 during the year ended December 31, 2012.

        On February 28, 2013, we entered into a third amendment to the perpetual software license agreement with Oracle USA ("Amendment"). The Amendment provides for a 48 month extension to the May 2010 second amendment to the Oracle unlimited license agreement. The Amendment provides for us to pay a one-time fee of $13.1 million to extend the term for unlimited licenses from May 31, 2014 to May 31, 2018. The Amendment also provides for technical support services. We paid $2.4 million for the support services from February 28, 2013 to February 27, 2014. We renewed the support service agreement for $4.3 million annually in February 2014, 2015, and 2016. Further, we may renew support services for two subsequent annual periods for the same rate. The support services to be provided to us by Oracle automatically renew unless we provide written notice of cancellation at least 60 days prior to the support renewal date. We financed the license fees due under the Amendment pursuant to a note issued to Oracle Credit Corporation. The note bears interest at a rate of 2.0% per annum with payments scheduled over the term of the amendment. We discounted the note at a rate of 4.5% because that approximates the interest rate we would obtain on the open market. The $12.4 million discounted note value was recorded as an asset addition to property and equipment that will be depreciated over seven years. The following table details payments (denominated in thousands of dollars) to Oracle USA and Oracle Credit Corporation for support services and license fees related to the following years:

	Twelve Months Ended December 31,
	2015	2014	2013
License fee	$2,774	$3,054	$2,612
Support	4,300	4,300	2,380
Interest	345	464	431

Total paid	$7,419	$7,818	$5,423

        As of December 31, 2015 the outstanding balance on the note was $5.9 million.

        Commencing in 2004, we entered into a verbal agreement with Oracle Racing, Inc. ("Oracle Racing"), a sailboat racing syndicate. Lawrence J. Ellison, who beneficially owns a significant portion of the Company's stock, is the primary source of funding for Oracle Racing. Under the terms of the agreement, we agreed to supply certain of its cloud-based application services to Oracle Racing in exchange for logo placement on the sailboats. In November 2011, we renewed its subscription and professional services agreement with Oracle Racing for an additional 40 months. In accordance with the terms of the agreement, we provided services to Oracle Racing through the end of the American Cup racing season in exchange for logo placement and other advertising services. The estimated value of our services over the term of the agreement is $342,000. Oracle Racing values its service to be approximately $400,000 over the term of the agreement. Based on the pricing for similar licenses to unaffiliated third parties, we calculated the fair market value of the services provided to Oracle Racing to be approximately $67,000 and $62,000 for 2013 and 2012, respectively. We did not obtain an independent valuation of the logo placement rights received from Oracle Racing. Based on an estimate received from Oracle Racing, we determined the value of the logo placement on the sailboat to be approximately $33,000 during 2013 and 2012. The incremental cost to us of providing cloud-based services and the incremental cost to Oracle Racing of providing logo placement rights on the sailboat was nominal. For accounting purposes, total revenue and total costs related to the Oracle Racing agreement will be equal and will be recognized as revenue and expense, respectively, at historical cost. In connection with the license agreements discussed above, we recognized $19,000 and $15,000, respectively, in revenue for the years ended December 31, 2014 and 2013, respectively. During 2015, we received no payments from Oracle Racing and recognized $107,000 in revenue.

        During the third quarter of 2015, we entered into an $875,000 sponsorship renewal agreement with Oracle Racing, Inc. We will recognize revenue related to this agreement based on the pricing for similar licenses to unaffiliated third parties.

        We have entered into various other software license agreements with Oracle Corporation. We paid Oracle Corporation $3,000 and $90,000 during the years ended December 31, 2015 and 2014, respectively, for services it received. We received no payments from Oracle Corporation during the year ended December 31, 2015 and recognized no revenue during the period. However, during the year ended December 31, 2014, we received payments totaling $124,000 from Oracle Corporation for services it performed. We recognized $127,000 and $93,000 in revenue for the years ended December, 31, 2014 and 2013, respectively. As of December 31, 2015, we had no accounts receivable from Oracle Corporation.

        In January 2011, our Chief Technology Officer and Chairman of the Board, Evan Goldberg, purchased property from an entity affiliated with Lawrence J. Ellison for $8.0 million. The seller financed the transaction with a nine year loan. We analyzed the transaction and determined that the fair value of the property approximated the fair value of the loan. Consequently, we determined there is no compensation expense or related capital contribution associated with this transaction.

Lawrence J. Ellison

        In connection with our initial public offering, Lawrence J. Ellison transferred 31,964,891 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, LLC, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC (the "LLC"), a limited liability company formed for the limited purpose of holding and voting the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of the Record Date, those shares represented approximately 39.7% of our outstanding stock. Mr. Ellison is the Executive Chairman and Chief Technology Officer, a director and a principal stockholder of Oracle. We have been told that Mr. Ellison made the transfer of our common stock to the LLC in view of his position and duties at Oracle, to effectively eliminate his voting control over the election of our directors and certain other matters, to limit the circumstances under which his voting control could be exercised or restored, and to avoid and mitigate potential future conflicts of interest that might otherwise arise.

        To that end, Mr. Ellison established the LLC, the sole member of which is Mr. Ellison's revocable trust. The LLC is managed solely by an unrelated third party. The manager has no ability to dispose of our shares, other than to fund charitable gifts as and when directed by Mr. Ellison, to cover any tax liabilities resulting from ownership of the shares in the LLC structure, and to participate in the event of a transaction involving a change of control approved by our stockholders or a tender offer approved or recommended by our board of directors.

        The LLC operating agreement does not permit the LLC to be liquidated or dissolved, or any ownership interest in the LLC to be transferred, so long as Mr. Ellison remains an officer or director of Oracle, except with the approval of an independent committee of Oracle's board of directors. Mr. Ellison has informed us of his intention that, upon his death, his membership interest in the LLC will be transferred to the Ellison Medical Foundation or to one or more other charities designated by Mr. Ellison.

        The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares held by the LLC and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented to the stockholders in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other voting stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison's family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

Policies and Procedures for Related Party Transactions

        We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons' immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our officers and directors and persons who beneficially own more than 10% of our common stock (collectively, "Reporting Persons") to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2015, we believe that all Reporting Persons complied with all applicable reporting requirements, with the exception of one late Form 4 filing made on behalf of a Reporting Person.

ANNUAL REPORT

        Accompanying this proxy statement or posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2015. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, are available free of charge on our website at www.netsuite.com under the headings "Investors/SEC Filings."

By order of the board of directors,
/s/ DOUGLAS P. SOLOMON Douglas P. Solomon SVP, General Counsel and Secretary

April 29, 2016

APPENDIX A
NETSUITE INC.
2016 EQUITY INCENTIVE PLAN

        1.    Purposes of the Plan.    The purposes of this Plan are:

    •
    to attract and retain the best available personnel for positions of substantial responsibility,

    •
    to provide additional incentive to Employees, Directors and Consultants, and

    •
    to promote the success of the Company's business.

        The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

        2.    Definitions.    As used herein, the following definitions will apply:

        (a)   "Administrator" means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

        (b)   "Affiliate" means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

        (c)   "Applicable Laws" means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

        (d)   "Award" means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or other stock or cash awards as the Administrator may determine.

        (e)   "Award Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

        (f)    "Board" means the Board of Directors of the Company.

        (g)   "Change in Control" means the occurrence of any of the following events:

            (i)  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

           (ii)  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

          (iii)  A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

        For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

        Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

        Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company's incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        (h)   "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

        (i)    "Committee" means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

        (j)    "Common Stock" means the common stock of the Company.

        (k)   "Company" means NetSuite Inc., a Delaware corporation, or any successor thereto.

        (l)    "Consultant" means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company's securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

        (m)  "Determination Date" means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as "performance-based compensation" under Code Section 162(m).

        (n)   "Director" means a member of the Board.

        (o)   "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

        (p)   "Employee" means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute "employment" by the Company.

        (q)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (r)   "Exchange Program" means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.

        (s)   "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

           (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (iii)  In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

        (t)    "Fiscal Year" means the fiscal year of the Company.

        (u)   "Full Value Award" means any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards that are based solely on an increase in value of the Shares following the grant date.

        (v)   "Incentive Stock Option" means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        (w)  "Nonstatutory Stock Option" means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

        (x)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (y)   "Option" means a stock option granted pursuant to the Plan.

        (z)   "Outside Director" means a Director who is not an Employee.

        (aa) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (bb) "Participant" means the holder of an outstanding Award.

        (cc) "Performance Goals" will have the meaning set forth in Section 12 of the Plan.

        (dd) "Performance Period" means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

        (ee) "Performance Share" means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

        (ff)  "Performance Unit" means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

        (gg) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

        (hh) "Plan" means this 2016 Equity Incentive Plan.

        (ii)   "Restricted Stock" means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

        (jj)   "Restricted Stock Unit" means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

        (kk) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (ll)   "Section 16(b)" means Section 16(b) of the Exchange Act.

        (mm)  "Securities Act" means the Securities Act of 1933, as amended.

        (nn) "Section 409A" means Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as may be amended from time to time.

        (oo) "Service Provider" means an Employee, Director or Consultant.

        (pp) "Share" means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

        (qq) "Stock Appreciation Right" means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

        (rr)  "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

        3.    Stock Subject to the Plan.

        (a)    Stock Subject to the Plan.    Subject to the provisions of Section 15(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 10,368,946 Shares, plus (ii) any Shares subject to stock options, restricted stock units, performance shares, performance units, or similar awards granted under the Company's 2007 Equity Incentive Plan, as amended, or the Company's 1999 Stock Plan, as amended (together, the "Existing Plans"), that, on or after the date this Plan is approved by the Company's stockholders, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plans that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan from previously granted awards under the Existing Plans equal to 6,648,029. The Shares may be authorized, but unissued, or reacquired Common Stock.

        (b)    Full Value Awards.    Any Shares subject to Full Value Awards will be counted against the numerical limits of Section 3(a)(i) as 2.00 Shares for every 1 Share subject thereto. Further, if Shares subject to any Full Value Award are forfeited to or repurchased by the Company and otherwise would return to the Plan pursuant to Section 3(c), 2.00 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance under the Plan.

        (c)    Lapsed Awards.    If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. For purposes of clarification, no Shares purchased by the Company with proceeds received from the exercise of an Option or Stock Appreciation Right will become available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

        (d)    Share Reserve.    The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

        4.    Administration of the Plan.

        (a)    Procedure.

          (i)    Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

          (ii)    Section 162(m).    To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as "performance-based compensation" within the meaning of Code Section 162(m), the Plan will be administered by a Committee of two (2) or more "outside directors" within the meaning of Code Section 162(m).

          (iii)    Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

          (iv)    Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

        (b)    Powers of the Administrator.    Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

          (i)    to determine the Fair Market Value;

          (ii)   to select the Service Providers to whom Awards may be granted hereunder;

          (iii)  to determine the number of Shares to be covered by each Award granted hereunder;

          (iv)  to approve forms of Award Agreements for use under the Plan;

          (v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

          (vi)  to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

          (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

          (viii)  to modify or amend each Award (subject to Sections 5(d) and 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 7(b) of the Plan regarding Incentive Stock Options);

          (ix)  to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

          (x)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

          (xi)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

          (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

        (c)    Effect of Administrator's Decision.    The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

        5.    Award Limitations.

        (a)    Annual Awards for Employees and Consultants.    Subject to adjustment as provided in Section 15, during any Fiscal Year, no Employee or Consultant will be granted:

          (i)    Options or Stock Appreciation Rights covering more than 2,500,000 Shares during any Fiscal Year, increasing to 4,500,000 Shares in the Fiscal Year of his or her initial service an Employee.

          (ii)   Shares of Restricted, Restricted Stock Units, or Performance Shares covering more than 1,000,000 Shares during any Fiscal Year, increasing to 2,000,000 Shares in the Fiscal Year of his or her initial service an Employee.

          (iii)  Performance Units having an initial value greater than $3,000,000, increasing to $5,500,000 in the Fiscal Year of his or her initial service as an Employee.

        (b)    Annual Awards for Outside Directors.    No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with GAAP) of greater than $900,000, increasing to $1,200,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Award granted to a Participant while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 5(b).

        (c)    Minimum Vesting Requirements.

          (i)    General.    Except as specified in Section 5(c)(i), Options and Stock Appreciation Rights will vest no earlier than the 1-year anniversary of such Award's grant date (except if accelerated pursuant to a Change in Control or a termination of Participant's status as a Service Provider under certain circumstances, a Participant's death, or a Participant's Disability) (each, an "Acceleration Event").

          (ii)    Exception.    Options and Stock Appreciation Rights may be granted to any Service Provider without regard to the minimum vesting requirements set forth in Section 5(c)(i) if the Shares subject to such Options or Stock Appreciation Rights would not result in more than 5% of the maximum aggregate number of Shares reserved for issuance pursuant to all outstanding Options and Stock Appreciation Rights granted under the Plan (the "5% Limit"). Any Options or Stock Appreciation Rights that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Options or Stock Appreciation Rights pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Options or Stock Appreciation Rights that do not satisfy the minimum vesting requirements set forth in Section 5(c)(i) and to the discretionary vesting acceleration of Options or Stock Appreciation Rights as specified in this Section 5(c)(ii).

        (d)    No Exchange Program.    The Administrator may not implement an Exchange Program.

        6.    Eligibility.    Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

        7.    Stock Options.

        (a)    Grant of Option.    Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a)(i), incentive stock options will be taken into account in the order in which they were granted. The fair market value of the Shares will be determined as of the time the option with respect to such Shares is granted.

        (b)    Term of Option.    The term of each Option will be stated in the Award Agreement but will not exceed ten (10) years from the date the Option is granted. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

        (c)    Option Exercise Price and Consideration.

          (i)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

            (1)   In the case of an Incentive Stock Option

              (A)  granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

              (B)  granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

            (2)   In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

            (3)   Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

          (ii)    Waiting Period and Exercise Dates.    At the time an Option is granted and subject to the provisions of this Plan, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

          (iii)    Form of Consideration.    The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

        (d)    Exercise of Option.

          (i)    Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator, subject to the provisions of this Plan, and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

          An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

          Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (ii)    Termination of Relationship as a Service Provider other than Death or Disability.    If a Participant ceases to be a Service Provider, other than upon the Participant's termination as the result of the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. If Participant dies during such post-employment period, the Option may be exercised following the Participant's death for one (1) year after Participant's death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iii)    Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

          (iv)    Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.

          (v)    Tolling Expiration.    A Participant's Award Agreement may also provide that:

            (1)   if the exercise of the Option following the termination of Participant's status as a Service Provider (other than upon the Participant's death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

          (2)   if the exercise of the Option following the termination of the Participant's status as a Service Provider (other than upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30)-day period after the termination of the Participant's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

        8.    Restricted Stock.

        (a)    Grant of Restricted Stock.    Subject to the terms of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

        (b)    Restricted Stock Agreement.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (c)    Transferability.    Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

        (d)    Other Restrictions.    Subject to the provisions of this Plan, the Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

        (e)    Removal of Restrictions.    Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

        (f)    Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

        (g)    Dividends and Other Distributions.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

        (h)    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan in accordance with Section 3(b) of the Plan.

        (i)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock as "performance-based compensation" under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock that is intended to qualify under Code Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

        9.    Restricted Stock Units.

        (a)    Grant of Restricted Stock Units.    Subject to the terms of the Plan, the Administrator, at any time and from time to time, Restricted Stock Units may be granted to Service Providers at any time and from time to time as determined by the Administrator.

        (b)    Restricted Stock Unit Agreement.    Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(e), may be left to the discretion of the Administrator.

        (c)    Vesting Criteria and Other Terms.    Subject to the provisions of this Plan, the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units.

        (d)    Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

        (e)    Form and Timing of Payment.    Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

        (f)    Cancellation.    On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.

        (g)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock Units as "performance-based compensation" under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Code Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

        10.    Stock Appreciation Rights.

        (a)    Grant of Stock Appreciation Rights.    Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

        (b)    Exercise Price and Other Terms.    The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

        (c)    Stock Appreciation Right Agreement.    Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

        (d)    Expiration of Stock Appreciation Rights.    A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Stock Appreciation Rights.

        (e)    Payment of Stock Appreciation Right Amount.    Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

            (i)  The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; multiplied by

           (ii)  The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

        11.    Performance Units and Performance Shares.

        (a)    Grant of Performance Units/Shares.    Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.

        (b)    Value of Performance Units/Shares.    Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

        (c)    Performance Objectives and Other Terms.    The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

        (d)    Earning of Performance Units/Shares.    After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

        (e)    Form and Timing of Payment of Performance Units/Shares.    Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

        (f)    Cancellation of Performance Units/Shares.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

        (g)    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Performance Units/Shares as "performance-based compensation" under Code Section 162(m), the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Code Section 162(m), the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Code Section 162(m) (e.g., in determining the Performance Goals).

        12.    Performance-Based Compensation Under Code Section 162(m).

        (a)    General.    If the Administrator, in its discretion, decides to grant an Award intended to qualify as "performance-based compensation" under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as "performance-based compensation" under Code Section 162(m) to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

        (b)    Performance Goals.    The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement ("Performance Goals") including stock price, revenue, profit, bookings, cash flow, customer retention, customer satisfaction, net bookings, net income, net profit, operating cash flow, operating expenses, total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; individual objectives; and total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and any Performance Goals may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period's results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), in accordance with accounting principles established by the International Accounting Standards Board ("IASB Principles") or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles. In all other respects, Performance Goals will be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

        (c)    Procedures.    To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

        (d)    Additional Limitations.    Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m), and the Plan will be deemed amended to the extent necessary to conform to such requirements.

        13.    Leaves of Absence/Transfer Between Locations.    Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

        14.    Transferability of Awards.

        (a)    General.    Except to the limited extent provided in Section 14(b), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

        (b)    Limited Transferability.    The Administrator may permit an Award (other than an Incentive Stock Option) to be assigned or transferred, in whole or in part, during a Participant's lifetime: (i) under a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2); or (ii) to a "family member," within the meaning of and in accordance with instructions for Form S-8 promulgated under the Securities Act, to the extent such assignment or transfer is in connection with the Participant's estate plan; or (iii) to the extent required by any Applicable Law.

        15.    Adjustments; Dissolution or Liquidation; Change in Control.

        (a)    Adjustments.    In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 5(a) of the Plan.

        (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

        (c)    Change in Control.    Except as set forth in this Section 15(c), in the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices. In taking any of the actions permitted under this, the Administrator will not be required to treat all Awards similarly in the transaction.

        In the event that the successor corporation does not assume or substitute for the Award (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 5(c)), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels, prorated based on the portion of the Performance Period that elapsed as of immediately prior to the applicable merger or Change in Control. All other terms and conditions with respect to such Awards with performance-based vesting will be deemed met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

        For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

        Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant's consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation's post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

        (d)    Outside Director Awards.    With respect to Awards granted to an Outside Director that are assumed or substituted for in a merger or Change in Control, if on the date of or following such assumption or substitution the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels, prorated based on the portion of the Performance Period that elapsed as of immediately prior to the applicable merger or Change in Control. All other terms and conditions with respect to such Awards with performance-based vesting will be deemed met.

        16.    Tax.

        (a)    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

        (b)    Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld or a greater amount if that would not result in adverse financial accounting treatment, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

        (c)    Compliance With Section 409A.    Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

        17.    Forfeiture Events    The Administrator may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award shall be subject to the Company's clawback policy as may be established and/or amended from time to time (the "Clawback Policy"). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

        18.    No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider, nor will they interfere in any way with the Participant's right or the right of the Company, or Parent or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

        19.    Grant Date.    The grant date of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

        20.    Term of Plan.    Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 22 of the Plan.

        21.    Amendment and Termination of the Plan.

        (a)    Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan.

        (b)    Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

        (c)    Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

        22.    Conditions Upon Issuance of Shares.

        (a)    Legal Compliance.    Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)    Investment Representations.    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

        23.    Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company's counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

        24.    Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below:  TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, every 1 year for Item 4 and FOR Item 5. 1. Election of directors: FOR AGAINST ABSTAIN 01 William Beane III 02 Deborah Farrington 03 James McGeever 04 Edward Zander Please fold here – Do not separate 2. Approval of the 2016 Equity Incentive Plan. For Against Abstain 3. Approval, by non-binding, advisory vote, of the compensation of NetSuite Inc.’s named executive officers.  For Against Abstain The Board of Directors recommends a vote every 1 year: 4. Recommendation, by non-binding, advisory vote, of the frequency of an advisory vote on executive compensation.  For 2 Years1 Year 3 Years Abstain 5. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.  Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NetSuite Inc. ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 21, 2016 9:00 a.m., local time The Westin Hotel 1 Old Bayshore Highway Millbrae, California 94030 NetSuite Inc. 2955 Campus Drive Suite 100 San Mateo, CA 94403-2511 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 21, 2016. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1, 2 and 3, every 1 year for Item 4 and FOR Item 5. By signing the proxy, you revoke all prior proxies and appoint Zachary Nelson, Ronald Gill and Douglas Solomon, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET/MOBILE www.proxypush.com/n Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 20, 2016. PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 20, 2016. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.